Exhibit 99.T3C.1

Execution Version

TIG FINCO PLC,

AS ISSUER,

TIG MIDCO LIMITED,

AS LIMITED GUARANTOR UNDER ARTICLE 10 ONLY,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

AS TRUSTEE,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

AS PAYING AGENT AND TRANSFER AGENT,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

AS SECURITY AGENT, AND

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,

AS REGISTRAR

INDENTURE

Dated as of April 2, 2015

£425,000,000 8.75% Senior Secured Notes due 2020

TABLE OF CONTENTS

Page

Article One
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions	1
Section 1.02	Other Definitions	29
Section 1.03	Incorporation by Reference of Trust Indenture Act	30
Section 1.04	Rules of Construction	30

Article Two
THE NOTES

Article Three
REDEMPTION; OFFERS TO PURCHASE

Article Four
COVENANTS

Section 4.01	Payment of Notes	43
Section 4.02	Corporate Existence	43
Section 4.03	Maintenance of Properties	43
Section 4.04	Insurance	44
Section 4.05	Statement as to Compliance	44
Section 4.06	Limitation on Debt	44
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Article Five
SUCCESSOR COMPANY

Section 5.01	Merger and Consolidation	72

Article Six
DEFAULTS AND REMEDIES

Article Seven
TRUSTEE AND SECURITY AGENT

Section 7.01	Duties of Trustee and the Security Agent	81
Section 7.02	Certain Rights of Trustee and the Security Agent	83
Section 7.03	Individual Rights of Trustee and the Security Agent	86
Section 7.04	Disclaimer of Trustee and Security Agent	86
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Article Eight
DEFEASANCE; SATISFACTION AND DISCHARGE

Article Nine
AMENDMENTS AND WAIVERS

Article Ten
GUARANTEE

iii

Section 10.10	TIG Midco Limited Guarantee	106

Article Eleven
SECURITY

Article Twelve
MISCELLANEOUS

iv

CROSS-REFERENCE TABLE

Between the Trust Indenture Act of 1939, as amended, and the Indenture

Trust Indenture Act Section	Indenture Section(s)
310(a)(1)	7.09
(a)(2)	7.09
(a)(5)	7.09
(b)	7.03, 7.06
311(a)	7.13
(b)	7.13
312(a)	2.05
(b)	12.14
c)	12.14
313	7.14, 11.06, 12.01(b)
314(a)	4.05
(b)	11.05
(c)(1)	12.02
(c)(2)	12.02
(c)(3)	12.02
(d)	11.06
(e)	12.03
315(a)	7.01(b)
(b)	4.05(b), 6.01(b)
(c)	7.01(a)
(d)	7.01(d)
(e)	6.11
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02(b)(ii)
(b)	6.06, 6.07, 9.02
(c)	6.15
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	1.03

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

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INDENTURE dated as of April 2, 2015 among TIG Finco plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”), TIG MidCo Limited a limited company incorporated under the laws of Jersey, The Bank of New York Mellon, London Branch, as trustee, The Bank of New York Mellon, London Branch, as paying agent and as transfer agent, The Bank of New York Mellon, London Branch, as security agent and The Bank of New York Mellon (Luxembourg) S.A., as registrar.

RECITALS OF THE ISSUER AND THE GUARANTOR

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of £425 million of its 8.75% Senior Secured Notes due 2020 issued on the date hereof (the “Original Notes”) and any additional 8.75% Senior Secured Notes (“Additional Notes” and, together with the Original Notes, the “Notes”) that may be issued on any other Issue Date (as defined herein). The Issuer and the Guarantor have received good and valuable consideration for the execution and delivery of this Indenture. The Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer and (ii) this Indenture, including the Guarantees included herein, a legal, valid and binding agreement of the Issuer and the Guarantor in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article One
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means Debt of a Person: (a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary; or (b) assumed in connection with the acquisition of assets from any such Person, in each case provided that such Debt was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Advanced Commission Obligations” means any amounts owed or deemed to be owed in respect of advances of commissions given to the Issuer or any Restricted Subsidiary by insurance providers pursuant to agreements with such providers as a result of or upon the termination of such agreements.

“Affiliate” means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and

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policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, holders and/or beneficial owners of Notes on the Issue Date and their respective Affiliates shall be deemed not to be Affiliates of the Issuer.

For the avoidance of doubt, the term “Affiliate” does not (i) in respect of Pacific Investment Management Company, LLC and/or any of its Affiliates and any funds and/or accounts managed and/or advised by any of such Persons, include Allianz SE together with its Affiliates (other than Pacific Investment Management Company, LLC and its controlled Affiliates and any funds and/or accounts managed and/or advised by any of such Persons) and (ii) in respect of Highbridge Principal Strategies LLC and/or any of its Affiliates and any funds and/or accounts managed and/or advised by any of such Persons, include J.P. Morgan Chase & Co together with its Affiliates (other than Highbridge Principal Strategies, LLC and its controlled Affiliates and any funds and/or accounts managed and/or advised by any of such Persons).

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (a) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary); (b) except in respect of a Permitted Asset Swap, all or substantially all the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or (c) any other of the Issuer’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any transfer or disposition of assets that is governed by the provisions of this Indenture described under Article Five and Section 4.09;

(ii) any transfer or disposition of assets by the Issuer to any Restricted Subsidiary, or by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary in accordance with the terms of this Indenture;

(iii) any transfer or disposition of obsolete or permanently retired equipment or facilities that are no longer useful in the conduct of the Issuer’s and any Restricted Subsidiary’s business and that are disposed of in the ordinary course of business;

(iv) any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than £5 million;

(v) the sale, lease or other disposition of equipment, inventory, property or other assets in the ordinary course of business;

(vi) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

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(vii) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(viii) a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.08;

(ix) any disposition of Capital Stock, Debt or other securities of any Unrestricted Subsidiary;

(x) sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Issuer or any Restricted Subsidiary;

(xi) the sale or other disposition of cash, Cash Equivalents or U.K. Government Securities;

(xii) the granting of Liens not otherwise prohibited by this Indenture;

(xiii) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims; or

(xiv) disposition of Towergate Financial (Group) Limited and/or any of its Subsidiaries or successor entities in connection with a redress liability management exercise, provided that (i) such disposition is not made to an Affiliate of the Issuer (other than pursuant to a Permitted Investment contemplated by clause (q) of the definition thereof) and (ii) such transaction and any related transactions taken as a whole is fair from a financial point of view to the Issuer and its Restricted Subsidiaries taken as a whole, as reasonably determined by a majority of the directors on the Issuer’s Board of Directors.

“Authorized Person” means any person who is designated in writing by the Issuer from time to time to give instructions to the Trustee and/or an Agent under the terms of this Indenture.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a) the product of: (i) the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by (ii) the amount of each such principal payment;

by

(b) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, moratorium, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, (i) bankruptcy law of England or (ii) title 11, United States Bankruptcy Code of 1978, as amended.

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“Board of Directors” means the board of directors or equivalent body. References to the Board of Directors of the Issuer shall include (i) the board of directors of the Issuer or (ii) the board of directors of TIG TopCo Limited so long as the Issuer is a Subsidiary of TIG TopCo Limited.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by Euroclear or Clearstream and their respective nominees and successors, acting through themselves or the Common Depositary.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Dublin, New York City or London.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of this Indenture.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a) any evidence of Debt with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by a member state of the European Union or European Economic Area, the United States of America, any state thereof or the District of Columbia, or any agency or instrumentality thereof;

(b) time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances with a maturity of 180 days or less from the date of acquisition issued by a bank or trust company having combined capital and surplus and undivided profits of not less than £500.0 million, whose debt has a rating, at the time any investment is made therein, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s;

(c) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not the Issuer’s or any Restricted Subsidiary’s Affiliate and is at the time of acquisition, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s;

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(d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a) or (b) above entered into with a financial institution meeting the qualifications described in clause (b) above; and

(e) investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above.

“Change of Control” means the occurrence of any of the following events:

(a) the consummation of any transaction (including a merger or consolidation) the result of which is that any person or group (other than one or more Permitted Holders or a group controlled by one or more Permitted Holders) is or as a result of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(b) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis, to any person or group (other than one or more Permitted Holders or a group controlled by one or more Permitted Holders);

(c) TIG Midco Limited or the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Article Five; or

(d) TIG Midco Limited or its successor ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of the Issuer, other than director’s qualifying shares and other shares required to be issued by law.

For the purposes of this definition, (i) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (ii) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and (iii) a Person or group will be deemed to beneficially own all Voting Stock of an entity held by a parent entity, if such Person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such parent entity.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” means the collateral that secures the obligations of the Issuer and the Guarantors under the Notes and this Indenture pursuant to the Security Documents.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means a depositary common to Euroclear and Clearstream, being initially The Bank of New York Mellon, London Branch, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Common Depositary shall mean or include each Person who is then a Common Depositary hereunder.

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“Consolidated Adjusted Net Income” means, for any period, the Issuer’s and the Restricted Subsidiaries’ consolidated net income (or loss) for such period as determined in accordance with IFRS, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

(a) any net after-tax extraordinary gains or losses;

(b) any net after-tax gains or losses attributable to sales of assets of the Issuer or any Restricted Subsidiary that are not sold in the ordinary course of business;

(c) the portion of net income (but not the loss) of any Person (other than the Issuer or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Issuer or any Restricted Subsidiary has an equity ownership interest, except that the Issuer’s or a Restricted Subsidiary’s equity in the net income of such Person for such period shall be included in such Consolidated Adjusted Net Income to the extent of the aggregate amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash dividends or other distributions during such period;

(d) solely for the purpose of determining the amount available for Restricted Payments under Section 4.08(b)(iii)(A) of this Indenture, the net income (but not the loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or released, (b) restrictions contained in the Credit Facilities and related agreements permitted by Section 4.06(b)(i) and (c) contractual restrictions in effect on the date of this Indenture with respect to such Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the date of this Indenture, except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer’s or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause));

(e) net after-tax gains attributable to the termination of any employee pension benefit plan;

(f) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of this Indenture;

(g) any net gain arising from the acquisition of any securities or extinguishment, under IFRS, of any Debt of such Person;

(h) the net income attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

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(i) any unrealized non-cash gains (but not losses) from currency exchange transactions not in the ordinary course of business;

(j) any extraordinary, exceptional, unusual or nonrecurring loss (less all fees and expenses relating thereto), expense or charge (including, without limitation, pension expenses, casualty losses, severance, retirement or redundancy expenses or charges (including amounts payable under any Employee Stock Reward Plan Amounts and New Employee Transfer Costs), relocation expenses, other restructuring expenses and fees, expenses or charges related to any offering of equity interests of such Person, any Investment, acquisition or Debt permitted to be incurred hereunder (in each case, whether or not successful)); provided that for the purpose of determining the amount available for Restricted Payments under Section 4.08(b)(iii)(A), only the non-cash portion of any such loss, expense or charge shall be excluded;

(k) the non-cash accounting effects of any acquisition, purchase, merger, reorganization or other similar transaction, including any increase in amortization or depreciation resulting from adjustments to tangible or intangible assets, the consequence of any revaluation of inventory or other non-cash charges or effects;

(l) the cumulative effect of a change in accounting principles after the date of this Indenture;

(m) all non-cash deferred financing costs written off directly in connection with any early extinguishment of Debt and any non-cash net gain or loss from any write-off or forgiveness of Debt;

(n) any charge or expense recorded for non-cash or capitalized interest on Deeply Subordinated Funding;

(o) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded; and

(p) any goodwill amortization or impairments or other intangible assets impairment charges or amortization will be excluded.

“Consolidated EBITDA” means, for any period, an amount equal to the sum referred to in clause (a) of the definition of Consolidated Fixed Charge Coverage Ratio, as calculated in accordance with the provisos in such definition.

“Consolidated Fixed Charge Coverage Ratio” of the Issuer means, for any period, the ratio of:

(a) the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(i) Consolidated Net Interest Expense;

(ii) Consolidated Tax Expense;

(iii) Consolidated Non-cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated

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Adjusted Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period;

(iv) recruitment and compensation costs not to exceed £2.5 million for any period paid to market professionals recruited from competitors following their resignation from such competitor and prior to when they are able to solicit clients on behalf of the Issuer or its Restricted Subsidiaries due to non-compete clauses in favor of such competitors; and

(iv) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, equity interests held by such parties;

(b) to the sum of:

(i) Consolidated Net Interest Expense; and

(ii) cash and non-cash dividends due (whether or not declared) on the Issuer’s and any Restricted Subsidiary’s Preferred Stock (to any Person other than the Issuer and any Wholly Owned Restricted Subsidiary), in each case for such period;

provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer;

provided further, without limiting the application of the previous proviso, that:

(w) if the Issuer or any Restricted Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Debt or both, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(x) if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Adjusted Net Income for such period shall be reduced by an amount equal to the Consolidated Adjusted Net Income (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Adjusted Net Income (if negative) directly attributable thereto, for such period and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Issuer or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period

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directly attributable to the Debt of such Restricted Subsidiary to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(y) if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(z) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (x) or (y) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Tax Expense, Consolidated Net Interest Expense and Consolidated Net Leverage Ratio whenever pro forma effect is to be given to any transaction (including, without limitation, transactions listed in clauses (w)-(z) hereof) or calculation hereunder or such other definitions, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer (including anticipated expense and cost reductions reasonably expected to arise within the first 12 months after any transaction for which pro forma effect is given); provided that the pro forma calculation shall not give effect to (i) any Debt incurred on the date of determination pursuant to Section 4.06(b) and (ii) any discharge on the date of determination of any Debt to the extent such discharge results from the proceeds of Debt incurred pursuant to Section 4.06(b).

“Consolidated Net Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(a) the Issuer’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(i) amortization of debt discount;

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(ii) the net costs of Interest Rate Agreements and Currency Agreements;

(iii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions;

(iv) the interest portion of any deferred payment obligation; plus

(b) the interest component of the Issuer’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

(c) the Issuer’s and the Restricted Subsidiaries non-cash interest expenses and interest that was capitalized during such period; plus

(d) the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Issuer or any Restricted Subsidiary or secured by a Lien on the Issuer’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Issuer or such Restricted Subsidiary.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include any interest accrued, capitalized or paid in respect of Deeply Subordinated Funding.

“Consolidated Net Leverage Ratio” of the Issuer means, as of the date of determination, the ratio of (a)(i) the sum of consolidated Debt of the Issuer (other than Debt under Hedging Obligations) secured by Liens ranking equal to (by law or contract) the Liens on the Collateral securing the Notes on all or any portion of the Collateral less (ii) cash and Cash Equivalents in excess of cash held in Trust Accounts pursuant to Financial Conduct Authority requirements to (b) the aggregate Consolidated EBITDA of the Issuer for the period of the most recent four consecutive quarters for which financial statements are required under Section 4.17 in each case with such pro forma adjustments to consolidated Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

“Consolidated Tax Expense” means, for any period with respect to any Relevant Taxing Jurisdiction, the provision for all national, local and foreign federal, state or other income taxes of the Issuer and the Restricted Subsidiaries for such period, including any amount payable in respect of relief from such taxes, as determined on a consolidated basis in accordance with IFRS.

“Credit Facility” or “Credit Facilities” means, one or more debt facilities, indentures or other arrangements (including the indenture for the Super Senior Notes and commercial paper facilities) with banks, insurance companies, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financings, letters of credit or other forms of guarantees and assurances, or other Debt, including overdrafts, in each case,

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as amended, restated, modified, renewed, refunded, replaced, restructured, repaid or refinanced (and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under the indenture for the Super Senior Notes and one or more other credit or other agreements, indentures, financing agreements or otherwise) and, for the avoidance of doubt, includes any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreements.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person, without duplication:

(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services (other than any deferred purchase price due within the year from the date of determination), excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(e) all Capitalized Lease Obligations of such Person;

(f) all obligations of such Person under or in respect of Interest Rate Agreements and Currency Agreements;

(g) all Debt referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured);

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(h) all guarantees by such Person of Debt referred to in this definition of any other Person;

(i) all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(j) Preferred Stock of any Restricted Subsidiary;

provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with IFRS as at the date of this Indenture; (iv) any pension obligations of the Issuer or a Restricted Subsidiary; (v) Debt incurred by the Issuer or one of the Restricted Subsidiaries in connection with a transaction where (x) such Debt is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than £500.0 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or Affiliate thereof, in amount equal to such Debt; (vi) Deeply Subordinated Funding; (vii) Advanced Commission Obligations; and (viii) non-recourse factoring, to the extent it is not accounted for as debt on the balance sheet of such Person.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Deeply Subordinated Funding” means any funds provided to the Issuer pursuant to an agreement, note, security or other instrument, other than Capital Stock, that (i) is subordinated in right of payment to all Debt of the Issuer, (ii)(A) does not mature or require any amortization, redemption or other repayment of principal, (B) does not require payment of any cash interest or any similar cash amounts, and (C) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Issuer), in each case prior to the 90th day following the repayment in full of the Notes and all other amounts due under this Indenture, (iii) does

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not provide for or require any security interest or encumbrance over any asset of the Issuer or any Restricted Subsidiary and (iv) does not contain any covenants (financial or otherwise) other than a covenant to pay such Deeply Subordinated Funding.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Issuer’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Issuer or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Employee Stock Reward Plan Amounts” means aggregate amounts in excess of £2.0 million in any fiscal year paid as discretionary bonuses or other discretionary compensation awards to employees or directors of the Issuer or any of its subsidiaries.

“Equity Investors” means (1) any of Highbridge Principal Strategies LLC, KKR Credit Advisors (US) LLC and/or Sankaty Advisors, LLC and/or any of their Affiliates and any funds and/or accounts managed and/or advised by any of such Persons; and (2) any other entity that, directly or indirectly, held more than 10% of the Capital Stock of the Issuer on the Issue Date (giving effect to transactions to occur on or about the Issue Date in connection with the restructuring of the Towergate group), including any Capital Stock of the Issuer which such entity has an option or right to acquire and does so acquire within 120 days of the Issue Date, and/or their Affiliates and any funds and/or accounts managed by any of such Persons, but excluding, in the case of both (1) and (2), any controlled portfolio company of such Persons.

“Euroclear” means Euroclear SA/NV.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Excluded Contributions” means the net cash proceeds, property or assets received by the Issuer after the Issue Date from:

(a) contributions to its Capital Stock; and

(b) the sale (other than to a Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer,

in each case, designated as “Excluded Contributions” pursuant to an Officer’s Certificate (which shall be designated no later than the date on which such Excluded Contribution has

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been received by the Issuer), the net cash proceeds of which are excluded from the calculation set forth in Section 4.08(b)(iii)(B) hereof.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s Board of Directors.

“Fitch” means Fitch Ratings, Ltd, and its successors.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by the Issuer, any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, including the Guarantees by the Guarantors dated as of the date of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantees” means, as applied to any obligation:

(a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantor” means TIG Midco Limited, the Post Restructuring Guarantors and any other Restricted Subsidiary that provides a Guarantee, in each case until it is released from its obligations under its Guarantee and this Indenture in accordance with the terms of this Indenture; provided that TIG Midco Limited shall be a Guarantor only for the purposes of Article Ten and for no other purposes under the Security Documents or this Indenture (including, but not limited to, Articles 4 and 5 of this Indenture) unless expressly stated otherwise.

“Hedge Counterparties” has the meaning set forth in the Intercreditor Agreement.

“Hedging Obligations” means, in respect of a Person, Interest Rate Agreements, Currency Agreements and agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Issuer or its Restricted Subsidiaries are, or may be, required to comply. Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in accordance with IFRS as in effect from on the Issue Date; all financial statements and financial information provided in accordance with Section 4.17 shall be prepared in accordance with IFRS as in effect from time to time.

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“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Intra-group Lender” has the meaning set forth in the Intercreditor Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date (as amended, waived or consented from time to time), among, inter alios, the Issuer, TIG MidCo Limited, the Guarantors, the Trustee, certain of the parties to the indenture for the Super Senior Notes, the Hedge Counterparties and the Security Agent.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. The portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency), each such rating with a stable or better outlook.

“Issue Date” means April 2, 2015.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the Board of Directors of the Issuer.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, standard security, assignation in security, claim, or preference or priority or other encumbrance upon,

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or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by any party to this Indenture.

“Management Fees” means (a) customary annual fees for the performance of monitoring services by the Equity Investors for the Issuer or any of its Restricted Subsidiaries; and (b) customary fees and related expenses for the performance of transaction, management, consulting, financial, legal or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by the Equity Investors for the Issuer or any Restricted Subsidiary, which payments in respect of this clause (b) have been approved by a majority of the disinterested members of the Board of Directors of the Issuer; provided that all fees paid pursuant to clauses (a) and (b) will not, in the aggregate, exceed £1.5 million per annum (inclusive of out of pocket expenses).

“Material Secured Indebtedness” means any Debt of the Issuer or a Guarantor (but not, for the avoidance of doubt, TIG Midco Limited) in an aggregate principal amount (drawn or committed) of at least £20.0 million and that ranks pari passu in right of payment with the Notes under the Intercreditor Agreement (irrespective of the priority of payments in the enforcement waterfall).

“Material Subsidiary” means any Restricted Subsidiary that represents 5.0% or more of the Total Assets, consolidated revenues or Consolidated EBITDA of the Issuer, measured, in the case of Total Assets, as of the last day of the most recent fiscal quarter for which financial statements are available, and in the case of consolidated revenues and Consolidated EBITDA, for the four fiscal quarters ended most recently for which financial statements are available.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of:

(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

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(ii) provisions for all taxes paid or payable, or required to be accrued as a liability under IFRS as a result of such Asset Sale;

(iii) all distributions and other payments required to be made to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(iv) appropriate amounts required to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; and

(b) with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.08, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Employee Transfer Costs” means any recruitment costs payable in connection with the intended transfer of employees of any Person to the Issuer or any Restricted Subsidiary in order to acquire all or part of the business or customers of such Person in lieu of acquiring the Capital Stock of such Person.

“New Group Management” means the executive management team recruited by the Equity Investors both prior to and/or after the Issue Date (but which, for the purposes of this definition, shall have formally accepted (or formally resigned from their current employment pending their formal acceptance of) their new position with Towergate Insurance Limited and/or its subsidiaries (or, if not to be employed directly but to provide services to Towergate Insurance Limited and/or its Subsidiaries by way of an consultation arrangement, have formally accepted (or formally resigned from their current employment pending their formal acceptance of) their new position with the consultation business which has contracted their services to Towergate Insurance Limited and/or its Subsidiaries)) by no later than the end of September 2015) to be employed by and/or to provide services to manage and operate the business of Towergate Insurance Limited and its subsidiaries following completion of the restructuring of the Towergate group.

“Officer’s Certificate” means a certificate signed by an officer of the Issuer, a Guarantor or a successor entity, as the case may be, and delivered to the Trustee or the Security Agent, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee.

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“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Permitted Asset Swap” means the substantially concurrent (and in any event occurring within 180 days of each other) purchase and sale or exchange of properties or assets (other than cash or Cash Equivalents) that are suitable for use in and will be used in a business in which the Issuer and its Subsidiaries are engaged on the Issue Date or a business that is reasonably related, complementary to or incidental to such business between the Issuer or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Issuer or such Restricted Subsidiary; provided further, that any cash or Cash Equivalents received must be applied in accordance with Section 4.09.

“Permitted Collateral Liens” means the following types of Liens:

(a) Liens on the Collateral to secure Debt permitted under Section 4.06(b)(i) or any Permitted Refinancing Debt thereof permitted by Section 4.06(b)(xii); provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that (i) such Debt, if it constitutes a Super Senior Liability, may have super seniority priority status in respect of the proceeds from the enforcement of the Collateral not materially less favorable to the Holders of the Notes than that accorded to the Super Senior Notes on the Issue Date pursuant to the Intercreditor Agreement or (ii) if such Debt does not constitute a Super Senior Liability, each of the parties thereto will have entered into the Intercreditor Agreement or an additional intercreditor agreement as creditors of “Senior Secured Debt” if such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral or as creditors of “Second Ranking Secured Debt” if such Debt is expressed to be junior ranking to the Notes in respect of the proceeds from enforcement of Collateral;

(b) Liens on any property or assets of Paymentshield Group Holdings Limited to secure obligations or Debt up to an aggregate amount not to exceed the greater of £13.0 million and the amount outstanding on the Issue Date relating to the RSA Affinity Agreement; provided that each of the parties to such obligations or Debt will have entered into the RSA Intercreditor Agreement;

(c) Liens securing the Issuer’s or any Restricted Subsidiary’s Hedging Obligations under Interest Rate Agreements or Currency Agreements permitted under Section 4.06(b)(viii) or any collateral for the Debt to which such Interest Rate Agreements or Currency Agreements relate; provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that such Debt may have super seniority priority status in respect of the proceeds from the enforcement of the Collateral not materially less favorable to the Holders of the Notes than that accorded to the Super Senior Notes or Hedge Counterparties on the Issue Date pursuant to the Intercreditor Agreement if such Hedging Obligations relate to Debt incurred pursuant to Section 4.06(b)(i) and otherwise shall be pari passu or junior in respect of the proceeds from the enforcement of the Collateral;

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(d) Liens of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (n) and (s) of the definition of “Permitted Liens”; provided that in the case of clause (i) thereof, any proceeding instituted contesting such Lien will conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(e) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) and clause (f) through (i) below; provided that any such extension, renewal or replacement will be of the same priority and be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets;

(f) Liens on the Collateral to secure Debt permitted under Section 4.06(a); provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an additional intercreditor agreement as creditors of “Senior Secured Debt” if such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral or as creditors of “Second Ranking Secured Debt” if such Debt is expressed to be junior ranking to the Notes in respect of the proceeds from enforcement of the Collateral; and provided further that (only in the case that such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral but not otherwise) following the incurrence of such Debt secured by such Liens on the Collateral and giving effect to the application of the proceeds therefrom, on a pro forma basis, the Consolidated Net Leverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be less than 3.75 to 1.0;

(g) Liens on the Collateral to secure the Debt incurred by the Issuer or any Restricted Subsidiary permitted by clause (xiv) of the definition of “Permitted Debt” in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) £35 million and (ii) 35% of Consolidated EBITDA; provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an additional intercreditor agreement as creditors of “Senior Secured Debt” if such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral or as creditors of “Second Ranking Secured Debt” if such Debt is expressed to be junior ranking to the Notes in respect of the proceeds from enforcement of the Collateral;

(h) Liens on the Collateral to secure any Debt incurred by the Issuer or any Guarantor permitted by Section 4.06(b)(xv); provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an additional intercreditor agreement as creditors of “Senior Secured Debt” if such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral or as creditors of “Second Ranking Secured Debt” if such Debt is expressed to be junior ranking to the Notes in respect of the proceeds from enforcement of the Collateral; and

(i) Liens on the Collateral to secure Debt permitted under (x) Section 4.06(b)(ii) or (y) Section 4.06(b)(vi) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured on the Collateral and specified in this definition of Permitted Collateral Liens) or in each case any Permitted Refinancing Debt

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thereof permitted by Section 4.06(b)(xii); provided that the assets and properties securing such Debt will also secure the Notes and the Guarantees on a first ranking basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an additional intercreditor agreement as creditors of “Senior Secured Debt” if such Debt is expressed to be pari passu with the Notes in respect of the proceeds from enforcement of the Collateral or as creditors of “Second Ranking Secured Debt” if such Debt is expressed to be junior ranking to the Notes in respect of the proceeds from enforcement of the Collateral (unless such Guarantee is in respect of Super Senior Liabilities, which may have super priority status).

“Permitted Holders” means each of: (1) any of the Equity Investors and (2) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Issuer or any parent company of the Issuer, acting in such capacity. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 4.11 will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means any of the following:

(a) Investments in cash or Cash Equivalents;

(b) intercompany Debt to the extent permitted under clause (v) of the definition of “Permitted Debt”;

(c) Investments in (i) the form of loans or advances to, or debt securities issued by, the Issuer, (ii) a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(d) Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.09 to the extent such Investments are non-cash proceeds permitted thereunder;

(e) expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with IFRS;

(f) Investments in the Notes and the Super Senior Notes;

(g) Investments existing at the date of this Indenture;

(h) Investments in Interest Rate Agreements and Currency Agreements permitted under Section 4.06(b)(viii);

(i) loans and advances (or guarantees to third-party loans) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time £5 million;

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(j) Investments in a Person to the extent that the consideration therefor consists of the net proceeds of the issue and sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding; provided that the net proceeds of such sale have been excluded from, and shall not have been included in the calculation of the amount determined under clause (b)(iii)(B) of Section 4.08;

(k) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with whom the Issuer files or filed a consolidated tax return or with which the Issuer is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(l) Investments of the Issuer or the Restricted Subsidiaries described under item (v) to the proviso to the definition of “Debt”;

(m) Investments the amount of which, measured by reference to the Fair Market Value of each such Investment on the date it was made, not to exceed £35.0 million in the aggregate outstanding at any one time;

(n) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(o) (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of debts and (ii) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(p) any guarantee of Debt permitted to be incurred under Section 4.06 hereof;

(q) the contribution of the Capital Stock of Towergate Financial (Group) Limited and/or any of its Subsidiaries or successor entities and cash and Cash Equivalents to an Unrestricted Subsidiary in connection with a redress liability management exercise, provided that such transaction and any related transactions taken as a whole is fair from a financial point of view to the Issuer and its Restricted Subsidiaries taken as a whole, as reasonably determined by a majority of the directors on the Issuer’s Board of Directors; and

(r) loans or advances (or guarantees to third-party loans) to the New Group Management as part of their initial compensation and benefit package on recruitment (including any such arrangements provided to any member of the New Group Management on their resignation from their previous employment and then subsequently transitioned or assigned to the Issuer and/or any Restricted Subsidiary on the commencement of their formal employment by the Issuer and /or any Restricted Subsidiary), in each case made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the Restricted Subsidiaries or then current market recruitment practices for employees of comparable skill and experience in the insurance and financial services sector.

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“Permitted Liens” means the following types of Liens:

(a) Liens existing as of the date of this Indenture;

(b) Liens on any of the Issuer’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantees;

(c) Liens to secure Debt (including Capitalized Lease Obligations) permitted under clause (iv) of Section 4.06 covering only the assets acquired with such Debt;

(d) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business in accordance with the Issuer’s or such Restricted Subsidiary’s past practices prior to the date of this Indenture;

(e) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(f) Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(g) Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(h) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(i) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(j) Liens on property existing at the time such property is acquired or on shares of Capital Stock or Debt of, any Person existing at the time such Person is acquired by, merged with or into or consolidated with, the Issuer or any Restricted Subsidiary; provided

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that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person acquired, merged with or into or consolidated with the Issuer or Restricted Subsidiary and (ii) were created prior to, and not in connection with or in contemplation of such acquisition, merger or consolidation;

(k) Liens securing the Issuer’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under clause (viii) of paragraph (b) under Section 4.06 or any collateral for the Debt to which such Interest Rate Agreements or Currency Agreements relate;

(l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(m) Liens incurred in connection with a cash management program established in the ordinary course of business for the Issuer’s benefit or that of any Restricted Subsidiary in favor of a bank or trust company of the type described in Section 4.13(a);

(n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and set-off;

(o) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (n) or clause (p); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(p) purchase money Liens to finance property or assets of the Issuer or any Restricted Subsidiary acquired in the ordinary course of business; provided that (i) the related purchase money Debt shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Debt shall be created within 90 days of such acquisitions;

(q) Permitted Collateral Liens;

(r) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed £24 million at any one time outstanding; and

(s) Liens on cash held in Trust Accounts for the purpose of ensuring funds are available to pay any costs and expenses necessary to achieve an orderly winding-up of the Issuer’s business in the event its broking operations cease to operate or are otherwise closed down.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition and clause (xii) of paragraph (b) of Section 4.06, a “refinancing”) of any Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

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(a) such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(d) the new Debt is not senior in right of payment or in respect of the proceeds from enforcement of Collateral (if secured) to the Debt that is being refinanced; and

(e) such Debt is unsecured if the Debt being refinanced is unsecured, provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary (other than a Guarantor) that refinances the Debt of any Guarantor or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Restructuring Guarantors” means Berkeley Alexander Limited, Broker Network Holdings Limited, Capital & County Insurance Brokers Limited, CCV Risk Solutions Limited, Countrywide Insurance Management Limited, Cox Lee & Co Limited, Crawford Davis Insurance Consultants Limited, Cullum Capital Ventures Limited, Eclipse Park Acquisitions Limited, Four Counties Finance Limited, Fusion Insurance Holdings Limited, Fusion Insurance Services Limited, HLI (UK) Limited, Just Insurance Brokers Limited, Managing Agents Reference Assistance Services Limited, Moffatt & Co Limited, Oyster Risk Solutions Limited, Paymentshield Group Holdings Limited, Paymentshield Holdings Limited, Paymentshield Limited, Portishead Insurance Management Limited, Protectagroup Acquisitions Limited, Protectagroup Holdings Limited, Protectagroup Limited, Richard V Wallis & Co Limited, Roundcroft Limited, T F Bell Holdings Limited, T L Risk Solutions Limited, The Broker Network Limited, The T F Bell Group Limited, Three Counties Insurance Brokers Limited, Towergate Insurance Limited, Towergate London Market Limited, Towergate Risk Solutions Limited, Towergate Underwriting Group Limited, Townfrost Limited.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation made in good faith by a responsible financial or accounting officer of the Issuer; provided that any such calculation shall (x)

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include anticipated expense and cost reductions reasonably expected to arise within the first 12 months after any transaction for which pro forma effect is given and (y) eliminate any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves therefor) relating to, or directly or indirectly resulting from, or incurred in connection with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering of debt or equity securities.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“QIB” means a “qualified institutional buyer” as defined under Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Rating Agency” means (1) each of S&P, Moody’s or Fitch if such agency rates the Notes and (2) if S&P, Moody’s or Fitch ceases to rate the Notes for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for S&P, Moody’s or Fitch, as the case may be.

“Record Date” for the interest payable on any Interest Payment Date means May 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a Change of Control of the Issuer in circumstances in which the Holders would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.09 and 4.11 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Sections 4.09 and 4.11.

“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.

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“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Replacement Assets” means properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that are, or will be, used in the Issuer’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the Board of Directors of the Issuer are reasonably related, and, in each case, any capital expenditure relating thereto.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“RSA Affinity Agreement” means the Delegated Authority Scheme Agreement, dated November 8, 2006, between Royal & Sun Alliance Insurance plc and Paymentshield Limited.

“RSA Intercreditor Agreement” means the Intercreditor Deed, dated February 11, 2011, as amended as of May 10, 2013 (as amended, waived, consented or replaced from time to time), among, inter alios, Royal & Sun Alliance Insurance plc, Paymentshield Group Holdings Limited and certain subsidiaries of Paymentshield Group Holdings Limited.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 902” means Rule 902 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Security Agent” means The Bank of New York Mellon, London Branch, and its successors, as security agent for the Collateral under the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents and any additional security agent or sub-agent.

“Security Documents” means, collectively, all security agreements, mortgages, standard securities, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security entered into by the Issuer or any of its Subsidiaries in favor of the Security Agent or any Holders in any or all of the Collateral, the Intercreditor Agreement, the RSA Intercreditor Agreement and any additional intercreditor agreement, in each case as amended from time to time in accordance with their terms and the terms of this Indenture.

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“Security Interests” means security interests in the Collateral securing the Notes and the Guarantees.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (1) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (2) as of the end of the most recent fiscal year, was the owner of more than 10% of the Total Assets of the Issuer.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than Sterling, at any time for the determination thereof, the amount of Sterling obtained by converting such foreign currency involved in such computation into Sterling at the spot rate for the purchase of Sterling with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be; provided that no Debt shall be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” means, with respect to any Person:

(a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Super Senior Liability” or “Super Senior Liabilities” means any Debt (including any guarantees) of the Issuer that has been designated as “Super Senior Debt” pursuant to the Intercreditor Agreement, including the Super Senior Notes.

“Super Senior Notes” means the Floating Rate Super Senior Secured Notes due 2020 to be issued by the Issuer on or about the Issue Date under a separate indenture dated on or

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about the Issue Date among the Issuer, TIG MidCo Limited, The Bank of New York Mellon, London Branch, as trustee, paying agent, transfer agent and security agent and The Bank of New York Mellon (Luxembourg) S.A., as registrar.

“Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Issuer in each case with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Net Leverage Ratio.

“Trust Accounts” means certain trust accounts in which the Issuer holds cash pursuant to regulatory requirements established by the United Kingdom’s Financial Services Authority applicable to the insurance broking industry for the purpose of ensuring funds are available to pay any costs and expenses necessary to achieve an orderly winding-up of the Issuer’s business in the event its broking operations cease to operate or are otherwise closed down.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Trust Officer” means any officer within the corporate trust administration group, division or section of the Trustee or the Security Agent as the case may be (however named, or any successor group of the Trustee or the Security Agent as the case may be) having direct responsibility for the administration of this Indenture and also means, with respect to any particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“U.K. Government Securities” means direct obligations of, or obligations guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“Unrestricted Global Note” means a Global Note that is an Unrestricted Note.

“Unrestricted Notes” means one or more Notes that do not and are not required to bear a restrictive legend including, without limitation any Notes issued on the Issue Date in reliance on Section 3(a)(10) of the Securities Act and any Notes from which the restrictive legend has been removed in accordance with Section 2.06(c).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer’s Board of Directors pursuant to Section 4.15); and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

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“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all the outstanding Capital Stock (other than directors’ qualifying shares or shares of Restricted Subsidiaries required to be owned by third parties pursuant to applicable law) of which are owned by the Issuer or by one or more other Wholly Owned Restricted Subsidiaries or by the Issuer and one or more other Wholly Owned Restricted Subsidiaries.

Section 1.02  Other Definitions.

Term	Defined in Section

Acceptable Commitment	Section 4.09(b)(i)
Additional Amounts	Section 4.12(a)
Additional Notes	Recitals of the Issuer and the Guarantor
Agents	Section 2.03
Authorized Agent	Section 12.07
Change of Control Offer	Section 4.11(a)
Change of Control Purchase Date	Section 4.11(a)
Change of Control Purchase Price	Section 4.11(a)
covenant defeasance	Section 8.03
Defaulted Interest	Section 2.12
Event of Default	Section 6.01(a)
Excess Proceeds	Section 4.09(b)
Excess Proceeds Offer	Section 4.09(c)
Global Notes	Section 2.01(c)
incur	Section 4.06(a)
incurrence	Section 4.06(a)
Issuer	Preamble
legal defeasance	Section 8.02
Notes	Recitals of the Issuer and the Guarantor
Original Notes	Recitals of the Issuer and the Guarantor
Participants	Section 2.01(c)
Paying Agent	Section 2.03
Permitted Debt	Section 4.06(b)
Pledged Issuer Shares and Loans	Section 10.10(a)
Paying Agent	Section 2.03
Registrar	Section 2.03
Regulation S Global Note	Section 2.01(b)
Relevant Taxing Jurisdiction	Section 4.12(a)
Restricted Global Note	Section 2.01(b)
Restricted Payment	Section 4.08(a)
Reversion Date	Section 4.20(a)
Security Register	Section 2.03
Supplemental Security Agent	Section 7.08(c)
Suspension Covenants	Section 4.20(a)
Suspension Event	Section 4.20(a)
Taxes	Section 4.12(a)
Transfer Agent	Section 2.03
Trustee	Preamble

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Section 1.03  Incorporation by Reference of Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the Trust Indenture Act through operation of Section 318(c) thereof on any Person if this Indenture were qualified under the Trust Indenture Act, such imposed duties shall control.

All Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by rules or regulations of the Commission have the meanings assigned to them by such definitions.

Section 1.04  Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt; and

(vii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

Article Two
THE NOTES

Section 2.01  The Notes. (a) Form and Dating. The Notes and the Trustee’s (or the authenticating agent’s) certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in minimum denominations of £59,000 in principal amount and any integral multiples of £1 in excess thereof. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

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(b) Global Notes.

Notes offered and sold in reliance on Section 3(a)(10) of the Securities Act shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Unrestricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Unrestricted Global Note and recorded in the Security Register, as hereinafter provided. All Notes issues on the date of this Indenture shall be Unrestricted Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

(c)  Book-Entry Provisions. This Section 2.01(c) shall apply to the Unrestricted Global Note, the Regulation S Global Note and the Restricted Global Note (together, the “Global Notes”) deposited with or on behalf of the Common Depositary.

Members of, or participants and account holders in, Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or by the Trustee or any nominee of the Common Depositary or under such Global Note, and the Common Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any

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written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

Section 2.02  Execution and Authentication. An authorized member of the Issuer’s Board of Directors or an executive officer of the Issuer shall sign the Notes on behalf of the Issuer by manual or facsimile signature.

If an authorized member of the Issuer’s Board of Directors or an executive officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of an Issuer Order, the Issuer shall execute and the Trustee shall (whether itself or via the authenticating agent) authenticate (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of £425,000,000 and (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 4.06. Any issue of Additional Notes that is to utilize the same ISIN number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the issue of Additional Notes is treated as a “qualified reopening” (within the meaning of US Treas. Reg. §1.1275-2(k)(3), or any successor provision, all as in effect at the time of the further issue) of the issue of Notes having the shared ISIN number, as the case may be.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

Section 2.03 Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or

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exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer shall maintain a Transfer Agent and Paying Agent in London, England. The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and Section 4.11.

The Issuer hereby appoints (i) the office of The Bank of New York, Mellon, London Branch, in London, England located at One Canada Square, London E14 5AL, United Kingdom as Transfer Agent, as Paying Agent (the “Paying Agent”) in London, England, and as agent for service of notices and demands in connection with the Notes and (ii) the office of The Bank of New York Mellon (Luxembourg) S.A., at 2-4 rue Eugène Ruppert, Vertigo Building-Polaris, L-2453, Luxembourg, as Registrar. Each hereby accepts such appointments. The Paying Agent, Registrar, any authenticating agent and Transfer Agent are collectively referred to in this Indenture as the “Agents”. The roles, duties and functions of the Agents are of a mechanical nature, and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents. For the avoidance of doubt, a Paying Agent’s obligation to disburse any funds shall be subject to prior receipt by it of those funds to be disbursed.

The Issuer shall maintain a paying agent in an EU Member State that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC, European Council Directive 2014/48/EU or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any subsequent Council meeting amending or supplementing these conclusions or any law implementing or complying with, or introduced in order to conform to, such Directive.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent.

Section 2.04  Paying Agent to Hold Money in Trust. Not later than 10:00 a.m. London, England time, one Business Day prior to each due date of the principal,

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premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Paying Agent (and, if applicable, each other Paying Agent) shall remit such payment in a timely manner to the Holders on the relevant due date for payment, it being acknowledged by each Holder that if the Issuer deposits such money with the Paying Agent after the time specified in the immediately preceding sentence, the Paying Agent shall, to the extent it is able, remit such money to the Holders on the relevant due date for payment, unless such remittance is impracticable having regard to applicable banking procedures and timing constraints, in which case the Paying Agent shall remit such money to the Holders on the next Business Day, but without liability for any interest resulting from such late payment. For the avoidance of doubt, the Paying Agent shall only be obliged to remit money to Holders if it has actually received such money from the Issuer. The Issuer shall require each Paying Agent other than the Trustee (including where acting as the Paying Agent) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

If the Issuer has notified the Trustee and the Paying Agent in writing that the Issuer intends to effect a defeasance or to satisfy and discharge this Indenture in accordance with the provisions of Article Eight, the Paying Agent (until notified by the Trustee to the contrary) will act thereafter as Paying Agent of the Trustee and not the Issuer in relation to any amounts deposited with it in accordance with the provisions of Article Eight.

Section 2.05  Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, or to the extent otherwise required under the Trust Indenture Act, the Issuer or a Guarantor shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

Section 2.06  Transfer and Exchange. (a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To

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permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee (or the authenticating agent) shall, upon receipt of an Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable in connection with any redemption of the Notes or upon exchanges pursuant to Sections 2.10, 3.07 or 9.04) or in accordance with an Excess Proceeds Offer pursuant to Section 4.09 or Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer, the Trustee or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer, the Trustee and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)  Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Common Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i)  Except for transfers or exchanges made in accordance with any of clause (ii), (iii) or (iv) of this Section 2.06(b), transfers of a Global Note shall be limited to

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transfers of such Global Note in whole, but not in part, to nominees of the Common Depositary or to a successor of the Common Depositary or such successor’s nominee.

(ii)  Restricted Global Note to Regulation S Global Note. If the Holder of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note and increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(iii)    Regulation S Global Note to Restricted Global Note. If the Holder of a beneficial interest in the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Global Note and increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv)   Restricted Global Note or Regulation S Global Note to Unrestricted Global Note. If the Holder of a beneficial interest in the Restricted Global Note or the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Unrestricted Global

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Note, such transfer may be effected only in accordance with this clause (iv) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Unrestricted Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or the Regulation S Global Note, as applicable, in such specified principal amount, and (B) a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or the Regulation S Global Note, as applicable, and increase or cause to be increased the principal amount of the Unrestricted Global Note by the aggregate principal amount of the interest in the Restricted Global Note or the Regulation S Global Note, as applicable, to be exchanged or transferred.

(c)  If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legend set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legend, and a request to remove such restricted Notes legend from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall (or shall direct the authenticating agent to) authenticate and deliver Notes that do not bear the legend.

(d)  The Trustee shall have no responsibility for any actions taken or not taken by Euroclear or Clearstream, as the case may be.

Section 2.07  Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall (or shall direct the authenticating agent to), upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

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Section 2.08  Outstanding Notes. Notes outstanding at any time are all Notes authenticated by or on behalf of the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding, provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the Trustee shall disregard and deem not to be outstanding Notes held by Persons not permitted to be used in such determination as and to the extent provided in Section 316 of the Trust Indenture Act. Subject to Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09  Notes Held by Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

Section 2.10  Certificated Notes. (a) A Global Note deposited with the Common Depositary pursuant to Section 2.01 shall be transferred in whole or from time to time in part to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days of such notice, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to exchange in whole, but not in part, a Global Note for certificated Notes, (iii) Euroclear or Clearstream so requests following an Event of Default under this Indenture, or (iv) the owner of a Book-Entry Interest requests such an exchange in writing delivered through either Euroclear or Clearstream following an Event of Default under this Indenture. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 12.01(a) and (b).

(b)  Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Common Depositary to the Transfer Agent, to be so transferred, in whole or from time to

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time in part, without charge, and the Trustee shall itself or via the authenticating agent authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in denominations of £59,000 and any integral multiple of £1 in excess thereof and registered in such names as the Common Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Common Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the legend, if applicable, set forth in Exhibit A hereto.

(c)  In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer will promptly make available to the Trustee and the authenticating agent an adequate supply of certificated Notes in definitive, fully registered form without interest coupons.

Section 2.11  Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12  Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Section 2.12(a) or (b) below:

(a)  The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special

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record date. At the Issuer’s written request, the Trustee shall promptly give in the Issuer’s name and at the Issuer’s expense, notice of the proposed payment date of such Defaulted Interest and the special record date therefor by first-class mail, postage prepaid to each Holder as such Holder’s address appears in the Security Register. In such event, the Issuer shall provide the Trustee with the notice required under this Section 2.12. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b)  The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13  Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14  ISIN and Common Code Numbers. The Issuer in issuing the Notes may use ISIN and Common Code numbers (if then generally in use), and, if so, the Issuer shall use ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISIN or Common Code numbers.

Section 2.15  Issuance of Additional Notes. The Issuer may, subject to Section 4.06 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

Article Three
REDEMPTION; OFFERS TO PURCHASE

Section 3.01  Right of Redemption. The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

Section 3.02  Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the record date, the principal amount of Notes to be redeemed, the Redemption Price and the

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paragraph of the Notes pursuant to which the redemption will occur. If and so long as the Notes are listed on the Irish Stock Exchange, the Issuer shall publish the notice of redemption in The Irish Times or another newspaper having a general circulation in Ireland.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

Section 3.03  Selection of Notes to be Redeemed. If fewer than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed by a method that complies with the requirements, as certified to it by the Issuer, of the principal securities exchange or automated quotation system, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange or automated quotation system, pro rata, by lot or by such other method as is customary within the procedures of Euroclear or Clearstream, including the application of a “pool factor” to the nominal amount of the Note; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than £59,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to £59,000 in principal amount or any integral multiple of £1 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

The Trustee will not be liable for selections made by it in accordance with the provisions of this Section 3.03.

Section 3.04  Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder to be redeemed and shall comply with the provisions of Section 12.01.

(b)  The notice shall identify the Notes to be redeemed (including ISIN and Common Code numbers) and shall state:

(i)  the Redemption Date and the record date;

(ii)  the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)    the name and address of the Paying Agent;

(iv)   that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

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(v)  that, if any Note is being redeemed in part, the portion of the principal amount (equal to £59,000 in principal amount or any integral multiple of £1 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi)   that, if any Note contains an ISIN or Common Code number, no representation is being made as to the correctness of such ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)  that, unless the Issuer and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii)  the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request given at least 10 days before such notice is due to be sent to the Holders (unless the Trustee consents to a shorter period), the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

Section 3.05  Deposit of Redemption Price. At least one Business Day prior to any Redemption Date, by no later than 10:00 a.m. (London time) on that date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or an Affiliate of the Issuer is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall return to the Issuer following a written request by the Issuer any money so deposited that is not required for that purpose.

Section 3.06  Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein,

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shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.07  Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Registrar who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of £59,000 or an integral multiple of £1 in excess thereof.

(b)  Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of £59,000 or an integral multiple of £1 in excess thereof.

Article Four
COVENANTS

Section 4.01  Payment of Notes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Subject to Section 2.04, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, as of 10:00 a.m. London, England time on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02  Corporate Existence. Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided that the Issuer shall not be required to preserve any such right, license or franchise if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.03  Maintenance of Properties. The Issuer shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall

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cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.03 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

Section 4.04  Insurance. The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

Section 4.05  Statement as to Compliance. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate that complies with Section 314(a)(4) of the Trust Indenture Act stating that in the course of the performance by the signer of its duties as an officer of the Issuer he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)  If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall immediately deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer are taking or propose to take in respect thereof).

Section 4.06  Limitation on Debt. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Guarantor shall be permitted to incur Debt (including Acquired Debt) if in each case after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 2.0 to 1.0.

(b)  This Section 4.06 shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i)  the incurrence by the Issuer or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount, together with any Permitted Refinancing Debt thereof, at any one time outstanding not to exceed an aggregate principal amount (excluding any accrued or accreted interest thereon) equal to £125 million;

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(ii)  the Notes issued on the Issue Date and the Guarantees thereof;

(iii)    any Debt of the Issuer or any Restricted Subsidiary (other than Debt described in clauses (i) or (ii) of this paragraph (b)) outstanding on the date of this Indenture;

(iv)   the incurrence by the Issuer or any Restricted Subsidiary of Debt representing Capitalized Lease Obligations, mortgage financings or purchase money obligations incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Debt incurred or issued to renew, refund, refinance, replace, defease or discharge any Debt incurred pursuant to this clause, not to exceed at any time outstanding the greater of (i) £20.0 million and (ii) 20% of Consolidated EBITDA;

(v)  the incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that

(A)	such debt is unsecured and the applicable creditor thereunder accedes to the Intercreditor Agreement as an Intra-group Lender;

(B)	if the Issuer or a Guarantor is the obligor on any such Debt and the payee is not the Issuer or a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries and only to the extent legally permitted), (x) unless required by a Credit Facility, such Debt is unsecured and (y) it is subordinated in right of payment to the Notes, in the case of the Issuer, and the Guarantees, in the case of a Guarantor, pursuant to the Intercreditor Agreement; and

(C)	(x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing by the Issuer or another Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (v);

(vi)   the guarantee by the Issuer or any Restricted Subsidiary of Debt of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Debt was permitted to be incurred by another provision of this covenant; provided that if the Debt being guaranteed is subordinated to or pari passu with the Notes or a Guarantee, then the guarantee must be subordinated or pari passu, as applicable to the same extent as the Debt guaranteed;

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(vii) the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (vii) shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from the sale of such assets;

(viii) the incurrence by the Issuer or any Restricted Subsidiary of Debt under Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(ix) the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(x) the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of incurrence, (B) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (C) completion guarantees provided or letters of credit obtained by the Issuer or any Restricted Subsidiary in the ordinary course of business, (D) the financing of insurance premiums in the ordinary course of business, and (E) any customary cash management, cash pooling or netting or setting off arrangements;

(xi) Debt of any Person incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Issuer or another Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary (other than (A) Debt incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition or (B) Debt that is extinguished within three Business Days of incurrence); provided, however, with respect to this clause (xi), that at the time of such acquisition or other transaction, the Issuer could incur at least £1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth above or such Consolidated Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving pro forma effect to such acquisition or other transaction;

(xii) the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt incurred by it pursuant to, or described in, Section 4.06(a) and paragraphs (i), (ii) (iii), (iv) and (xi) of this Section 4.06(b), as the case may be;

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(xiii) the incurrence of Debt of the Issuer and its Restricted Subsidiaries owed to their employees in connection with loan stock issued under employee stock purchase plans so long as the aggregate principal amount of all such Debt shall not exceed £2.0 million outstanding at any one time in the aggregate;

(xiv) the incurrence by the Issuer or any Restricted Subsidiary of Debt (other than and in addition to Debt permitted under clauses (i) through (xiii) above or clause (xv) below) in an aggregate principal amount, together with any Permitted Refinancing Debt thereof, at any one time outstanding not to exceed the greater of (i) £35 million and (ii) 35% of Consolidated EBITDA; and

(xv) the incurrence by the Issuer or any Guarantor of Debt in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Debt in respect thereof and the principal amount of all other Debt incurred pursuant to this clause (xv) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Deeply Subordinated Funding or Capital Stock (other than Redeemable Capital Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Redeemable Capital Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.08(b) and Sections 4.08(c)(ii) and 4.08(c)(iii) to the extent the Issuer and its Restricted Subsidiaries incur Debt in reliance thereon and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Debt pursuant to this Section 4.06(b)(xv) to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment in reliance on Section 4.08(b) and Sections 4.08(c)(ii) and 4.08(c)(iii).

(c) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the obligation to pay commitment fees and the payment of interest or dividends in the form of additional Debt of the same class will not be deemed to be an incurrence of Debt for purposes of this Section 4.06.

(d) For purposes of determining compliance with any restriction on the incurrence of Debt in Sterling where Debt is denominated in a different currency, the amount of such Debt will be the Sterling Equivalent determined on the date of such determination, provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to Sterling) covering principal amounts payable on such Debt, the amount of such Debt expressed in Sterling shall be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt incurred in the same currency as the Debt being refinanced shall be the Sterling Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially incurred. Notwithstanding any other provision of this Section 4.06, for purposes of determining compliance with this Section 4.06, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Issuer or a Guarantor may incur under this Section 4.06.

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(e) For purposes of determining any particular amount of Debt under this Section 4.06:

(i) obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included; and

(ii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.07 shall not be treated as Debt.

(f) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 4.06, the Issuer, in its sole discretion, shall classify items of Debt and shall only be required to include the amount and type of such Debt in one of such clauses and the Issuer shall be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 4.06, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 4.06 at any time. Notwithstanding the previous sentence, all Indebtedness incurred under the Super Senior Notes shall be deemed initially Incurred under Section 4.06(b)(i).

(g) Notwithstanding the other provisions of this Section 4.06, the Issuer and its Restricted Subsidiaries may not incur any Debt pursuant to Section 4.06(b)(i) where: (x) the purpose is to repay in full the Super Senior Notes and (y) the financier of which is an Affiliate of the Issuer, unless (i) the incurrence of such Debt complies with Section 4.10, (ii) the yield to maturity on such Debt is not greater than the yield to maturity on the Super Senior Notes (as of the date of issuance thereof), and (iii) the terms of such Debt are not more favorable in any material respect to the financiers thereof than the terms of the Super Senior Notes (the “Super Senior Repayment Condition”). However, where the Issuer and its Restricted Subsidiaries incur any Debt pursuant to Section 4.06(b)(i) for any purpose other than to repay the Super Senior Notes in full, then the Super Senior Repayment Condition shall not apply to that incurrence of Debt (including, for the avoidance of doubt, where the financier of that Debt is an Affiliate of the Issuer); provided that if the financier of that Debt to be incurred pursuant to Section 4.06(b)(i) is an Affiliate of the Issuer, then (A) to the extent permitted in accordance with applicable law, the Issuer or such Restricted Subsidiary will use commercially reasonable efforts to offer all holders of Super Senior Notes the opportunity to participate in that Debt, and will use commercially reasonable efforts to allocate such Debt on a preferential basis to such holder or its designated Affiliate (such preferential allocation not to exceed such holder’s pro rata holding of Super Senior Notes) and (B) such incurrence of such Debt shall comply with Section 4.10. For the avoidance of doubt, there is no restriction on the Issuer or its Restricted Subsidiaries to incur any other Debt under this Section 4.06 (or any other basket herein) where the financier of that Debt is an Affiliate of the Issuer, provided further that the incurrence of such Debt complies with Section 4.10. Nothing in this Section 4.06(g) shall limit the applicability of Section 4.10.

Section 4.07 Limitation on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Debt on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets constituting Collateral, whether owned at or acquired after the Issue Date, other than Permitted Collateral Liens.

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The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Debt (except for Permitted Liens) on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, including any shares of stock or any Debt of any Restricted Subsidiary but excluding any Capital Stock, Debt or other securities of any Unrestricted Subsidiary, not constituting Collateral whether owned at or acquired after the Issue Date, unless:

(a) in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes (or a Guarantee in the case of Liens securing Subordinated Debt of a Guarantor) are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(b) in the case of any other Lien, the Issuer’s obligations in respect of the Notes (or a Guarantee in the case of Liens securing Debt of a Guarantor), and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien until such time as such Debt is no longer secured by a Lien.

Any such Lien created in favor of the Notes pursuant to clause (a) or (b) above will be automatically and unconditionally released or discharged upon the release and discharge of the initial Lien to which it relates.

Section 4.08 Limitation on Restricted Payments. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) (other than (A) to the Issuer or any Restricted Subsidiary or (B) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis; provided that any amount so paid or distributed to holders of Capital Stock of a Restricted Subsidiary other than the Issuer or a Restricted Subsidiary shall be included in the calculation of the aggregate amount of all Restricted Payments declared or made after the date of this Indenture for the purposes of paragraph (b) of this Section 4.08) and make any payment of cash interest on Deeply Subordinated Funding, except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Issuer’s Capital Stock held by persons other than the Issuer or a Restricted Subsidiary (other than Capital Stock of any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result thereof) or any options, warrants or other rights to acquire such shares of Capital Stock;

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(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt or any Deeply Subordinated Funding (excluding any intercompany Debt between or among the Issuer and any of its Restricted Subsidiaries), except the purchase, repurchase or other acquisition of Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment shall be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b) Notwithstanding paragraph (a) above, the Issuer or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing;

(ii) the Issuer could incur at least £1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06; and

(iii) the aggregate amount of all Restricted Payments declared or made after the date of this Indenture (including Restricted Payments permitted by clauses (i), (vi), (vii) or (xii) of paragraph (c) below, but excluding all other Restricted Payments described in paragraph (c) below) does not exceed the sum of (without duplication):

(A)	50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on April 1, 2015 and ending on the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount), plus

(B)	the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities received by the Issuer after the date of this Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding (including upon the exercise of options, warrants or rights, but not including Excluded Contributions) or warrants, options or rights to purchase shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or
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Subordinated Debt or Deeply Subordinated Funding as set forth in clause (ii) or (iii) of paragraph (c) below) (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid and excluding the Net Cash Proceeds used to incur Indebtedness pursuant to Section 4.06(b)(xv)), plus

(C)	(x) the amount by which the Issuer’s Debt or Debt of any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet after the date of this Indenture upon the conversion or exchange (other than by the Issuer or its Subsidiary) of such Debt into the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding, and (y) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities received after the date of this Indenture by the Issuer from the issuance or sale (other than to any Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate Net Cash Proceeds received by the Issuer at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid and excluding the Net Cash Proceeds used to incur Indebtedness pursuant to Section 4.06(b)(xv)), plus

(D)	to the extent that any Restricted Investment that was made after the Issue Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by the Issuer or any Restricted Subsidiary, or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(E)	to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is
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redesignated as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property received by the Issuer or Restricted Subsidiary or the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets, to the extent such investments reduced the restricted payments capacity under this clause (E) and were not previously repaid or otherwise reduced; plus

(F)	100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

(G)	upon the full and unconditional release of a Restricted Investment that is a guarantee made by the Issuer or one of its Restricted Subsidiaries to any Person, an amount equal to such guarantee.

(c) Notwithstanding paragraphs (a) and (b) above, the Issuer and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (x), (xi) and (xii) below) no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 4.08;

(ii) the repurchase, redemption or other acquisition or retirement for value of any shares of the Issuer’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock or options, warrants or other rights to acquire such Capital Stock or Deeply Subordinated Funding;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt or Deeply Subordinated Funding in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding;

(iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in

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exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

(vi) payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of this Indenture relating to mergers, consolidations or transfers of all or substantially all the Issuer’s assets;

(vii) cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(viii) cash payments, advances, loans or expense reimbursements made to any parent company of the Issuer to permit any such company to pay (i) general operating expenses, customary directors’ fees, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of business in an amount not to exceed £5.0 million in the aggregate in any fiscal year, and (ii) any taxes, duties or similar governmental fees of any such parent company to the extent such tax obligations are directly attributable to its ownership of the Issuer and its Restricted Subsidiaries;

(ix) (i) repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer held by any employee benefit plan of the Issuer or any of its Restricted Subsidiaries, any current or former officer, director, consultant, or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, or similar agreement; (ii) advances or loans to (A) any current or former officer, director, consultant, or employee of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Qualified Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (B) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Qualified Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer; provided that the total aggregate amount of Restricted Payments made under this clause (ix) does not exceed £5.0 million in any 12-month period, with unused amounts in any 12-month period being carried over to succeeding 12-month periods subject to a maximum carry-over of unused amounts of £5.0 million in any 12-month period;

(x) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Stock issued in accordance with Section 4.06;

(xi) Restricted Payments that are made with Excluded Contributions;

(xii) the payment of Management Fees;

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(xiii) the payment of dividends by Towergate Insurance Limited on deferred shares not to exceed £30 in total aggregate amount in any 12-month period; and

(xiv) reimbursement to any parent company and/or Equity Investor of any costs, expenses and advances made and/or incurred in connection with the recruitment of the New Group Management, including (but not limited to) payments in the nature of: sign on bonuses; salaries and/or performance bonuses under transitional working arrangements (prior to any member of the New Group Management formally joining the Issuer and/or any Restricted Subsidiary); compensation for salary and/or accrued performance bonuses forgiven or lost by any member of the New Group Management on their resignation from their previous employment; loans and/or other advances designed to replace and/or replicate compensation and/or benefit arrangements previously enjoyed by any member of the New Group Management in their previous employment and/or other general costs and expenses incurred in the recruitment of the New Group Management; provided that the total aggregate amount of Restricted Payments made under this clause (xiv) does not exceed £20.0 million.

Section 4.09 Limitation on Sale of Certain Assets. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i) the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined in good faith by the Issuer’s Board of Directors);

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash (including any Net Cash Proceeds received from the conversion within 90 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale); (B) Cash Equivalents; (C) the assumption by the purchaser of (x) the Issuer’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Issuer nor any of the Restricted Subsidiaries remains obligated in respect of such Debt or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Issuer and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; (D) Replacement Assets (including Capital Stock in any entity that holds such Replacement Assets); (E) consideration consisting of Debt of the Issuer or any Guarantor received from Persons who are not the Issuer or any Restricted Subsidiary that is cancelled; (F) Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, when taken together with all other Designated Non-cash Consideration received pursuant to this clause (G) that is at that time outstanding, not to exceed the greater of (i) £40.0 million and (ii) 2% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); or (H) a combination of the consideration specified in clauses (A) to (G); and

(iii) the Issuer delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the provisions described in the foregoing clauses (i) and (ii).

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(b) If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds from such Asset Sale, within 360 days after the consummation of such Asset Sale, may be used by the Issuer or such Restricted Subsidiary:

(i) in the case of Net Cash Proceeds from the sale or other disposition of assets or properties that are part of the Collateral, to (A) permanently repay or prepay (and permanently cancel commitments in respect of any revolving credit facility) outstanding Debt under any Super Senior Liabilities, (B) permanently repay or prepay any then outstanding Debt of any Restricted Subsidiary that is not a Guarantor, (C) invest in any Replacement Assets (including Capital Stock in any entity that holds such Replacement Assets), (D) make a capital expenditure or (E) any combination of the foregoing; provided that in the case of clause (C), if the Issuer or such Restricted Subsidiary, as the case may be, has entered into a binding commitment in definitive form within such 360-day period to so apply such Net Cash Proceeds with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”), such binding commitment shall be treated as a permanent application of such Net Cash Proceeds; provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied and after such initial 360-day period, then such Net Cash Proceeds shall constitute Excess Proceeds; and

(ii) in the case of Net Cash Proceeds from the sale or other disposition of assets or properties that are not part of the Collateral, to (A) permanently repay or prepay any then outstanding Debt of the Issuer or any Restricted Subsidiary owing to a Person other than the Issuer or a Restricted Subsidiary, (B) permanently repay or prepay any then outstanding Debt of any Restricted Subsidiary that is not a Guarantor, (C) invest in any Replacement Assets (including Capital Stock in any entity that holds such Replacement Assets), (D) make a capital expenditure or (E) any combination of the foregoing; provided that in the case of clause (C), if the Issuer or such Restricted Subsidiary, as the case may be, has entered into an Acceptable Commitment, such binding commitment shall be treated as a permanent application of such Net Cash Proceeds; provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied and after such initial 360-day period, then such Net Cash Proceeds shall constitute Excess Proceeds.

The amount of such Net Cash Proceeds not so used as set forth in this clause (b) constitutes “Excess Proceeds”.

(c) The Issuer may also at any time, and the Issuer shall within 20 Business Days after the aggregate amount of Excess Proceeds exceeds £25.0 million, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt (which, in the case of Excess Proceeds which constitute proceeds from the sale or other disposition of Collateral, were secured by a pari passu Lien on such Collateral), to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth herein or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of £1) of Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or

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accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(d) If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer will purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in integral multiples of £1 on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act; provided that no Note of less than £59,000 remains outstanding thereafter.

If the Issuer is required to make an Excess Proceeds Offer, the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, including any securities laws of the United Kingdom and the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations described in this Section 4.09 by virtue thereof.

Section 4.10 Limitation on Transactions with Affiliates. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Issuer involving aggregate payments or consideration in excess of £5.0 million unless such transaction or series of transactions is entered into in good faith and:

(a) such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates;

(b) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than £10.0 million, the Issuer shall deliver a resolution of its Board of Directors (set out in an Officer’s Certificate to the Trustee) resolving that such transaction complies with clause (a) above and that the fairness of such transaction has been approved by a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) of the Issuer’s Board of Directors; and

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(c) in the case that there are no Disinterested Directors or with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than £30.0 million, the Issuer shall deliver to the Trustee a written opinion of an accounting, appraisal, investment banking or advisory firm of international standing stating that the transaction or series of transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this description will not apply to:

(i) customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees, so long as the Issuer’s Board of Directors has approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or payments to be fair consideration therefor;

(ii) any Restricted Payments not prohibited by Section 4.08 or the making of an Investment that is a Permitted Investment;

(iii) agreements and arrangements existing on the date of this Indenture and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Holders in any material respect than the original agreement or arrangement as in effect on the Issue Date;

(iv) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(v) the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options, and stock ownership plans, as long as the terms thereof are or have been previously approved by the Issuer’s Board of Directors;

(vi) the granting and performance of registration rights for the Issuer’s securities;

(vii) (x) issuances or sales of Qualified Capital Stock of the Issuer or Deeply Subordinated Funding and (y) any amendment, waiver or other transaction with respect to any Deeply Subordinated Funding in compliance with the other provisions of this Indenture;

(viii) transactions between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(ix) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary of the Issuer owns Capital Stock in such Person or solely because the Issuer or a Restricted Subsidiary of the Issuer has the right to

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designate one or more members of the Board of Directors or similar governing body of such Person;

(x) the payment of Management Fees; or

(xi) transactions to occur on or about the Issue Date in connection with the restructuring of the Towergate group (including actions pursuant to or contemplated by the scheme of arrangement between Towergate Finance plc and the scheme creditors referred to therein).

Section 4.11 Purchase of Notes Upon a Change of Control (a) If a Change of Control occurs at any time, then the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular Record Dates that are prior to the Change of Control Purchase Date to receive interest due on an Interest Payment Date).

(b) Within 30 days following any Change of Control, the Issuer shall:

(i) cause a notice of the Change of Control Offer to be published through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency and if at the time of such notice any Notes are listed on the Official List of the Irish Stock Exchange and may be traded on the Global Exchange Market thereof and the rules of the Irish Stock Exchange so require, in The Irish Times (or another leading newspaper of general circulation in Ireland); and

(ii) send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, which notice shall state:

(A)	that a Change of Control has occurred, and the date it occurred;

(B)	the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(C)	the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D)	that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest
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after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E)	that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F)	any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance (which procedures may also be performed at the office of a Paying Agent in London as long as any Notes are listed on the Official List of the Irish Stock Exchange and may be traded on the Global Exchange Market thereof).

(c) On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof (equal to £59,000 or an integral multiple of £1 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

(d) The Paying Agent shall promptly deliver to each Holder that has properly tendered its Notes pursuant to the Change of Control Offer an amount equal to the Change of Control Purchase Price for such Notes, and the Trustee shall itself or via the authenticating agent promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of £59,000 and in integral multiples of £1 in excess thereof.

(e) If the Change of Control Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations (including those of the United Kingdom) in connection with a Change of Control

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Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

(h) The Trustee will promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of certificated Notes. The Issuer will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

Section 4.12 Additional Amounts. (a) All payments that the Issuer makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction in which the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or a Guarantor (or any Agent on its behalf) is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Guarantee, the Issuer or the Guarantor, as the case may be, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) Neither the Issuer nor any Guarantor shall, however, pay Additional Amounts in respect or on account of:

(i) any Taxes, which would not have been imposed by the Relevant Taxing Jurisdiction in which such Taxes are imposed but for the Holder or beneficial owner of the Notes being or having been a citizen, resident or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein or having any other present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of the Notes, or by reason of the receipt of any payments in respect of any Note or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii) any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes, following the Issuer’s written request, to comply with any certification, identification, information or other reporting requirements (to the extent such Holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a

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certification that the Holder or beneficial owner, as appropriate, is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(iv) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;

(v) any Tax imposed on or with respect to any payment by the Issuer or a Guarantor to a Holder if such Holder is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(vi) any Tax that is imposed on or with respect to a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another Paying Agent in a member state of the European Union;

(vii) any Taxes that were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC, European Council Directive 2014/14/EU or any other Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any subsequent Council meeting amending or supplementing those conclusions or any law implementing or complying with, or introduced in order to conform to, any such Directive; or

(ix) any combination of any of the above.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

Such Additional Amounts also will not be payable where, had the beneficial owner of the Note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (i) to (ix) inclusive above.

(c) The Issuer and the Guarantors shall (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

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(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or a Guarantee is due and payable, if the Issuer or any Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee and the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer shall promptly publish a notice in accordance with Section 12.01 stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

In addition, the Issuer and the Guarantors, shall pay any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including, without limitation, interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of (i) the execution, issue, delivery or registration of the Notes or any Guarantee or any other document or instrument referred to thereunder, or (ii) the receipt of any payments with respect to, or enforcement of, the Notes or any Guarantee.

Upon written request, the Issuer or a Guarantor will furnish to the Trustee and the Paying Agent or a Holder as soon as possible following such request copies of tax receipts evidencing the payment by the Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 12.01, in such form as provided in the normal course by the taxing authority imposing such Taxes and as may be reasonably available to the Issuer or the Guarantors. If, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, the Issuer or such Guarantor will provide the Trustee, the Paying Agent or such Holder with other evidence reasonably satisfactory to the Trustee, the Paying Agent or holder of such payments by the Issuer or Guarantor. If reasonably requested by the Trustee, the Issuer and (to the extent necessary) any Guarantors will provide to the Trustee such information as may be in the possession of the Issuer and the Guarantors (and not otherwise in the possession of the Trustee) to enable the Trustee to determine the amount of any withholding Taxes attributable to any particular Holder(s); provided, however, that in no event shall the Issuer or any Guarantor be required to disclose any information that it reasonably deems to be confidential.

(e) Whenever this Indenture or the Notes refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(f) This Section 4.12 will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Guarantee) and any political subdivision or taxing authority or agency thereof or therein.

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Section 4.13 Additional Guarantees. (a) The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Super Senior Liabilities or any Material Secured Indebtedness of the Issuer (other than the Notes and the Super Senior Notes) or any Guarantor, unless:

(i)	(A)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on a senior or pari passu basis (provided that guarantees of Super Senior Liabilities permitted under Section 4.06(b)(i) may have priority with respect to payments in the enforcement waterfall) and, unless the additional guarantee is unsecured, accedes to the Intercreditor Agreement and any applicable Security Documents; and

	(B)	with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes; and

(ii) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

The foregoing paragraph shall not be applicable to any guarantees of any Restricted Subsidiary:

(i) existing on the Issue Date;

(ii) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(iii) given to a bank or trust company having combined capital and surplus and undivided profits of not less than £500.0 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

(b) Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in paragraph (a) above may provide by its terms that it will be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer, to any Person who is not the Issuer’s Subsidiary, of all the Capital Stock owned by the Issuer and its other Restricted

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Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture); or

(ii) with respect to any Guarantee created after the date of this Indenture the release by the holders of the Issuer’s or any Guarantor’s Debt described in paragraph (a) above, of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee), at a time when:

(A)	no other Debt of the Issuer or any Guarantor has been guaranteed by such Restricted Subsidiary; or

(B)	the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee); or

(c) the release of the Guarantees on the terms and conditions and in the circumstances described in Section 10.03.

(d) Notwithstanding anything to the contrary in clause (a) above or (e) below:

(i) no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (B) any Restricted Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on any date on which such a subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition) guaranteeing the Notes that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Restricted Subsidiary; and

(ii) each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(e) The Issuer shall, as soon as is reasonably practicable after the Issue Date, cause each Post-Restructuring Guarantor to (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Guarantee and (ii) accede as an obligor and security provider to the Intercreditor Agreement and all applicable Security Documents.

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Section 4.14 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer shall not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions to the Issuer or any Restricted Subsidiary on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Debt owed to the Issuer or any other Restricted Subsidiary;

(iii) make loans or advances to the Issuer or any other Restricted Subsidiary; or

(iv) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions in paragraph (a) above shall not apply to:

(i) encumbrances and restrictions imposed by the Notes (including Additional Notes), this Indenture, the indenture for the Super Senior Notes, the Super Senior Notes, the Intercreditor Agreement, the RSA Intercreditor Agreement and the Security Documents related thereto;

(ii) any customary encumbrances or restrictions created under any agreements with respect to Debt of the Issuer or any Restricted Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to Section 4.06 hereof, including encumbrances or restrictions imposed by Debt permitted to be incurred under clause (i) of paragraph (b) thereof, or any guarantees thereof in accordance with such Section 4.06; provided that such encumbrances or restrictions are not, taken together with the outstanding Debt of the Issuer and its Restricted Subsidiaries, materially less favorable to the Holders with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the indenture for the Super Senior Notes on the date of this Indenture;

(iii) encumbrances or restrictions contained in any agreement in effect on the date of this Indenture (other than an agreement described in clause (i) of this paragraph (b));

(iv) with respect to restrictions or encumbrances referred to in Section 4.14(a)(iv) above, encumbrances and restrictions that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party;

(v) encumbrances or restrictions contained in any agreement or other instrument of a Person (including its Subsidiaries), acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or

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the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi) encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by the provisions of Section 4.09 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(vii) with respect to restrictions or encumbrances referred to in clause (a)(iv) above, any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document or any related document governing such Lien;

(viii) encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(x) customary limitations on the distribution or disposition of assets or property in joint venture agreements entered into the ordinary course of business and in good faith by any Restricted Subsidiary; provided that such encumbrance or restriction is applicable only to such Restricted Subsidiary and its Subsidiaries and provided that:

(A)	the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable agreements (as determined by the Issuer); and

(B)	the Issuer determines that any such encumbrance or restriction will not materially affect the ability of the Issuer or any Guarantor to make any anticipated principal or interest payments on the Notes;

(xi) in the case of Section 4.14(a)(iv) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business;

(xii) any encumbrance or restriction arising by reason of customary non assignment provisions in agreements; and

(xiii) any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Holders of the Notes than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced.

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Section 4.15 Designation of Unrestricted and Restricted Subsidiaries. The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the Section 4.08 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 4.08 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Debt is not permitted to be incurred as of such date under Section 4.06, the Issuer will be in default of Section 4.06. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Debt is permitted under Section 4.06, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.16 Payment of Taxes and Other Claims. The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Issuer or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Issuer or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Issuer or any such Subsidiary; provided that the Issuer shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

Section 4.17 Provision of Information. So long as any Notes are outstanding, the Issuer will furnish to the Trustee:

(a) within 180 days after the end of the Issuer’s fiscal year ended December 31, 2014 and within 120 days after the end of the Issuer’s fiscal year beginning with the fiscal year ended December 31, 2015, annual reports containing information with a level of detail that is substantially comparable in all material respects to the sections in the offering memorandum for the floating rate senior secured notes of Towergate Finance plc, dated May 1, 2013, entitled “Risk factors”, “Selected historical financial information and

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other data”, the credit ratios from “Other pro forma data”, “Management’s discussion and analysis of financial condition and results of operations”, “Business”, “Management”, “Related party transactions” and “Description of other debt”; and the following information: (i) audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; and (ii) pro forma income statement and balance sheet information of the Issuer (which need not comply with Article 11 of Regulation S-X under the Exchange Act, “Regulation S-X”) for any material acquisitions, dispositions, joint venture or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to clause (c); provided that the annual financial statements furnished for the fiscal year ended December 31, 2014 may be for Towergate Insurance Limited and not the Issuer and provided further that the year-on-year comparisons for the annual report furnished for the fiscal year ended December 31, 2015 required by clause (i) may be in comparison to Towergate Insurance Limited and provided further that the information corresponding to the section “Management’s discussion and analysis of financial condition and results of operations” for the annual report furnished for the fiscal year ended December 31, 2014 need only to include discussion of the fiscal years 2014 and 2013 (and not 2012);

(b) within 90 days after the end of the Issuer’s fiscal quarter ended March 31, 2015 and within 60 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending June 30, 2015, all quarterly financial statements of the Issuer containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter, year to date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods (which may be presented on a pro forma basis), together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Issuer (which need not comply with Article 11 of Regulation S-X), together with explanatory footnotes, for any material acquisitions, dispositions, joint ventures or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to clause (c); (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, credit ratios (as referenced in clause (a) above), EBITDA, Adjusted EBITDA and the relevant adjustments, and material changes in liquidity and capital resources of the Issuer; and (iv) material recent developments; provided that the quarterly report furnished for the quarter ended March 31, 2015 may be for Towergate Insurance Limited and not the Issuer and provided further that the period-on-period comparisons for any quarter prior to the quarter ended March 31, 2016 required by clause (i) may be in comparison to Towergate Insurance Limited;

(c) promptly after the occurrence of any material acquisition, disposition, joint venture or recapitalization of the Issuer and the Restricted Subsidiaries, taken as a whole, or any changes in the Board of Directors or senior executives of the Issuer or change in auditors of the Issuer or any other material event affecting the Issuer or any of its Restricted Subsidiaries, a report containing a description of such event; and

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(d) such additional information, documents and other reports as is required by Section 314 of the Trust Indenture Act.

All financial statements and pro forma financial information shall be prepared in accordance with IFRS on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (a), (b) and (c) above must, in the event of a change in applicable IFRS, present the immediately preceding period on a basis that applied to such periods, subject to the provisions of this Indenture.

Contemporaneously with the furnishing of each such report discussed above, the Issuer will also (i) file a press release with the appropriate internationally recognized wire services (including, without limitation, through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency) in connection with such report and (ii) post each such report on such website as shall be then maintained by the Issuer and its Subsidiaries or the Issuer (without any password protection or similar restrictions). In the event that any parent of the Issuer (so long as such parent “beneficially owns” (as that term is defined in Rule 13d 3 and Rule 13d 5 under the Exchange Act), directly or indirectly, 100% of the total voting power of the Voting Stock of the Issuer and no other material assets and such parent conducts no other material operations) becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, such parent will, for so long as it continues to file the reports required by Section 13(a) with the Commission, make available to the Trustee the annual reports, information, documents and other reports that such parent is required to file with the Commission pursuant to such Section 13(a) or 15(d). Upon complying with the foregoing requirement, the Issuer will be deemed to have complied with the provisions contained in the preceding two paragraphs. Upon the occurrence of an event described in clause (c) above, the Issuer will deliver to the Trustee a written statement as to compliance with this Indenture, including whether or not any Default has occurred.

The Issuer will use its commercially reasonable efforts to, within 10 Business Days after the delivery of each report pursuant to the above paragraphs, conduct a conference call to discuss such report and the results of operations for the relevant reporting period.

At any time that any of the Issuer’s subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.17 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In addition, so long as any of the Notes remain outstanding and the Issuer is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act as described in the third paragraph of this clause (c), the Issuer shall make available to the Holders and to prospective investors, in connection with any sale of Notes, any information required by Rule 144A(d)(4) under the Securities Act.

So long as any Notes are listed on the Official List of the Irish Stock Exchange and are traded on the Global Exchange Market thereof and the rules of the stock exchange so require, the Issuer shall also make available copies of all reports furnished to the Trustee at the offices of the listing agent in Ireland during normal business hours.

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Section 4.18 Impairment of Security Interests. The Issuer shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders, and the Issuer will not, and will not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent or Trustee, for the benefit of the Trustee and the Holders (other than Additional Notes) and the other beneficiaries described in the Security Documents and the Intercreditor Agreement, any interest whatsoever in any of the Collateral, except as permitted in the Security Documents, the Intercreditor Agreement and the RSA Intercreditor Agreement, but subject to the succeeding paragraph, the Issuer and its Restricted Subsidiaries may incur Permitted Collateral Liens. Notwithstanding the foregoing, nothing in this Section 4.18 shall restrict the discharge and release of any security interest in the Collateral in accordance with this Indenture and the Intercreditor Agreement or any transaction to occur on or about the Issue Date in connection with the restructuring of the Towergate group (including actions pursuant to or contemplated by the scheme of arrangement between Towergate Finance plc and the scheme creditors referred to therein).

At the direction of the Issuer and without the consent of the Holders, the Trustee and the Security Agent may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein or reflect changes of a minor, technical or administrative nature, (ii) provide for Permitted Collateral Liens, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that in the case of clause (ii) or (iii) of this paragraph, no amendment, extension, renewal, restatement, supplement, modification or release of any Security Document may occur unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or release, the Issuer delivers to the Trustee one of the following:

(a) a solvency opinion in form reasonably satisfactory to the Security Agent and the Trustee from an independent financial advisor or appraiser or investment bank of international standing which confirms the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets);

(b) a certificate from a member of the Board of Directors or the chief financial officer of the Issuer (acting in good faith) substantially in the form attached to this Indenture as Exhibit E that confirms the solvency of the Issuer and its Restricted Subsidiaries, taken as a whole on a consolidated basis, after giving effect to any transaction related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(c) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form reasonably satisfactory to the Security Agent and the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

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Section 4.19 Additional Intercreditor Agreements. At the request and expense of the Issuer, at the time of, or prior to, the incurrence of any Debt that is permitted to share the Collateral, the Issuer, the relevant Guarantors, the Trustee and the Security Agent shall enter into an additional intercreditor agreement on terms substantially similar to the Intercreditor Agreement or the RSA Intercreditor Agreement or an amendment to the Intercreditor Agreement or the RSA Intercreditor Agreement (which amendment does not adversely affect the rights of Holders in any material respect); provided that such Intercreditor Agreement amendment or additional intercreditor agreement will not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement.

At the request and expense of the Issuer, at the time of, or prior to, the incurrence of any Debt that is unsecured Debt, the Issuer, the relevant Guarantors, the Trustee, the Security Agent and the financier representative for such unsecured Debt shall enter into an additional intercreditor agreement on customary terms providing for limitations on enforcement (including customary standstill periods) for the financiers of such unsecured Debt; provided that such additional intercreditor agreement will not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement.

Upon the request and at the expense of the Issuer, the Trustee and the Post-Restructuring Guarantors will accede to the Intercreditor Agreement and if applicable the RSA Intercreditor Agreement on or prior to the date of this Indenture. Each Holder of a Note, by accepting such Note, shall be deemed to have agreed to and accepted such accession and the terms and conditions of the Intercreditor Agreement and the RSA Intercreditor Agreement and each additional intercreditor agreement, and neither the Trustee nor the Security Agent shall be required to seek the consent of any Holders to perform its obligations under and in accordance with this Section 4.19.

Section 4.20 Suspension of Covenants. (a) If on any date following the date of this Indenture, the Notes have an Investment Grade Rating from at least two of the Rating Agencies and no Default or Event of Default has occurred and is continuing under this Indenture (a “Suspension Event”), beginning on the day of the Suspension Event and continuing until such time, if any, at which the Notes cease to have an Investment Grade Rating from each Rating Agency (the “Reversion Date”), Section 4.06, 4.08, 4.09, 4.10, 4.13, 4.14, 4.15, and Section 5.01(a)(iii) (collectively, the “Suspended Covenants”) and, in each case, any related default provision will not apply to the Notes:

(b) On and after the Reversion Date, the Suspended Covenants and any related default provisions shall again apply according to their terms. The Suspended Covenants will not, however, be of any effect with regard to actions of the Issuer or the Restricted Subsidiaries properly taken during the continuance of the Suspension Event, and Section 4.08 will be interpreted as if it had been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.08 was suspended. On the Reversion Date, all Debt incurred during the continuance of the Suspension Event will be classified as having been incurred pursuant to paragraph (a) of Section 4.06 or one of the clauses set forth in paragraph (b) of Section 4.06 (to the extent such Debt would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to the Debt incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be

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incurred under paragraph (a) or (b) of Section 4.06, such Debt will be deemed to have been outstanding on the date of this Indenture, so that it is classified as permitted under clause (iii) of paragraph (b) of Section 4.06.

Section 4.21 Further Instruments and Acts. Upon request of the Trustee or the Security Agent (but without imposing any duty or obligation of any kind on the Trustee or the Security Agent to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.22 Listing and Ratings. (a) As soon as practicable after the Issue Date and in any event no later than the first Interest Payment Date, the Issuer will make an application to list the Notes on the Official List of the Irish Stock Exchange and use its best efforts to ensure that the Notes may be traded on the Global Exchange Market thereof. If listing on the Irish Stock Exchange, Global Exchange Market is not practicable, the Issuer will use its best efforts to ensure the Notes are listed on another exchange that will permit the Notes to be exempt from interest withholding Tax.

(b) The Issuer shall use commercially reasonable efforts to obtain a credit rating of the Notes by any two out of Moody’s, S&P or Fitch (but, for the avoidance of doubt, is not obligated to obtain specific ratings from Moody’s, S&P or Fitch).

Section 4.23 Maintenance of Licenses. The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, all regulatory approvals and licenses of the Financial Conduct Authority necessary to operate the Issuer’s and its Subsidiaries’ businesses substantially as conducted on the Issue Date.

Article Five
SUCCESSOR COMPANY

Section 5.01 Merger and Consolidation.

(a) The Issuer. The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i) either (i) the Issuer is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Issuer”), shall be organized or existing under the laws of Jersey, the United Kingdom, any member state of the European Union (as of December 31, 2003), Luxembourg, Switzerland, Canada, or the United States of America or any political subdivision thereof (each a “Permitted Jurisdiction”) and the Successor Issuer (if not the Issuer) shall expressly assume all the obligations of the Issuer under the Notes, this Indenture, the Intercreditor Agreement, any additional intercreditor agreement and the Security Documents;

(ii) immediately after giving pro forma effect to such transaction (and treating any Debt which becomes an obligation of the Successor Issuer as a result of such transaction as having been incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing;

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(iii) immediately after giving pro forma effect to such transaction, the Successor Issuer would either (i) be able to incur an additional £1.00 of Debt pursuant to Section 4.06(a) or (ii) have a Consolidated Fixed Charge Coverage Ratio not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction;

(iv) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(v) each Guarantor, unless it is party to the transactions described above, shall have by supplemental indenture, confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes, provided, however, that Section 5.01(a)(ii) and Section 5.01(a)(iii) shall not be applicable to (A) a Restricted Subsidiary of the Issuer consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Issuer (if not the Issuer) will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and the Issuer shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Guarantors. Each Guarantor shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(i) either (i) such Guarantor is the surviving or continuing person or (ii) the resulting, surviving or transferee person (if not such Guarantor) shall be organized or existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of a Permitted Jurisdiction, and such person (if not such Guarantor) shall expressly assume, by a guarantee agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee, the Intercreditor Agreement, any additional intercreditor agreement and the Security Documents; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been disposed of in its entirety to another person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of equity interests or assets or (y) that, as a result of the disposition of all or a portion of its equity interests, ceases to be a subsidiary of the Issuer, in both cases, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee to the effect that the Issuer will comply with its obligations under Section 4.09 in respect of such disposition;

(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been issued by such person at the time of such transaction), no Default shall have occurred and be continuing; and

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(iii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement, if any, complies with this Indenture.

The successor Guarantor (if not the Issuer) will be the successor to such Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor and its Guarantee, and the predecessor Guarantor shall be released from its obligations under its Guarantee and this Indenture. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate solely for the purpose and with the sole effect of reincorporating such Guarantor in another jurisdiction without regard to compliance with this clause (b), and (2) a Guarantor may merge or consolidate with, or transfer all or part of its properties and assets to, another Guarantor or the Issuer.

Article Six
DEFAULTS AND REMEDIES

Section 6.01 Events of Default. (a) “Event of Default”, wherever used herein, means any of the following events:

(i) a default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(iii) failure to comply with the provisions of Article Five;

(iv) failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.09;

(v) failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.11;

(vi) failure to comply with any covenant or agreement of the Issuer or of any Restricted Subsidiary that is contained herein or any Guarantees (other than specified in clause (i), (ii), (iii), (iv) or (v) above), and such failure continues for a period of 30 days or more after the written notice specified in Section 6.01(b) below;

(vii) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount in excess of £20.0 million individually or in the aggregate, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by the failure to pay any amount owed on such Debt after giving effect to the expiration of any applicable grace periods and other than by regularly scheduled required prepayment, and such failure to make a payment has not been waived and the total amount of such Debt unpaid or accelerated exceeds £20.0 million or its equivalent at the time;

(viii) any Guarantee of a Significant Subsidiary ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not

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to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture, any Guarantee or the Intercreditor Agreement);

(ix) (i) the Security Interests purported to be created under any Security Document will, at any time, cease to be in full force and effect and constitute a valid and perfected Lien with the priority required by the applicable Security Document, the Intercreditor Agreement, any additional intercreditor agreement and this Indenture for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or in accordance with the terms of the Intercreditor Agreement with respect to Collateral having a Fair Market Value in excess of £5.0 million or (ii) any Security Interest purported to be created under any Security Document is declared invalid or unenforceable or the Issuer or any Guarantor granting Collateral the subject of any such Security Interest asserts, in any pleading in any court of competent jurisdiction, that any such Security Interest with respect to Collateral having a Fair Market Value in excess of £5.0 million is invalid or unenforceable and such failure to be in full force and effect or such assertion has continued uncured for a period of 30 days;

(x) one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Issuer or any Material Subsidiary, either individually or in an aggregate amount, in excess of £20.0 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect;

(xi) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Material Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or any Material Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 100 consecutive days; or

(xii) (A) the Issuer or any Material Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer or any Material Subsidiary consents to the entry of a decree or an order for relief in respect of the Issuer or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (C) the Issuer or any Material Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer or such Material Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

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(b) If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 15 Business Days after it is known by registered or certified mail or facsimile transmission, and if it has received an Officer’s Certificate as to such Default or Event of Default, the Officer’s Certificate specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, Additional Amounts or interest on any Notes, the Trustee may withhold the notice to the Holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default has been received by the Trustee. The Issuer shall also notify the Trustee within 15 Business Days of the occurrence of any Default or Event of Default stating what action, if any, it is taking with respect to that Default or Event of Default.

Section 6.02 Acceleration. (a) If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.01(a)(xi) or (xii) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal amount of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such principal amounts payable in respect of the Notes shall become immediately due and payable.

(b) If an Event of Default specified in Section 6.01(a)(xi) or (xii) above occurs and is continuing, then the principal of, premium, if any, and Additional Amounts and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration of acceleration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)	all overdue interest and Additional Amounts, if any, on all Notes then outstanding;

(B)	all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the Notes;

(C)	to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and
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(D)	all sums paid or advanced by the Trustee under this Indenture and the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. Subject to the Intercreditor Agreement, the RSA Intercreditor Agreement and any additional intercreditor agreement, the Trustee may direct the Security Agent to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee, and all rights of action and claims under the Security Documents may be prosecuted and enforced under the Security Documents by the Security Agent (in consultation with the Trustee, where appropriate), without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee or the Security Agent shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee or the Security Agent, their agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.04 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences, except:

(a) as restricted by Section 9.02(b)(xiv);

(b) a Default in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of 100% of the Holders of the Notes; or

(c) to the extent expressly prohibited by the Trust Indenture Act (to the extent applicable).

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Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or that the Trustee determines in good faith may be materially prejudicial to the rights of Holders not joining in the giving of such direction;

(b) the Trustee may refuse to follow any direction that the Trustee determines is materially prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06 Limitation on Suits. A Holder may not institute any proceedings or pursue any remedy with respect to this Indenture or the Notes unless:

(a) the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

(b) such Holder or Holders offer the Trustee indemnity or security satisfactory to the Trustee against any costs, liability or expense;

(c) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and

(d) during such 30-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

Section 6.07 Unconditional Right of Holders to Receive Payment. Subject to the provisions of Section 10.01(d), but notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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Section 6.08 Collection Suit by Trustee. The Issuer covenants that if default is made in the payment of:

(a) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any, and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any, and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.05 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c) If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, the Security Agent, the Agents (including any claim for the properly incurred compensation, expenses, disbursements and advances of the Trustee, the Security Agent, the Agents, their respective agents and counsel, and any other amounts due the Trustee, the Security Agent, the Agents under Section 7.05) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee, the Security Agent, the Agents any amount due it for properly incurred compensation, expenses, disbursements and advances of the Trustee, the Security Agent, the Agents, their respective agents and counsel, and any other amounts due the Trustee, the Security Agent, the Agents under Section 7.05. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Security Agent, the Agents, their respective agents and counsel, and any other amounts due to the Trustee, the Security Agent, the Agents under Section 7.05 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money securities and other properties which the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

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Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee, the Agents and the Security Agent for amounts due under Section 7.05;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD:	to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and a payment date for any payment to Holders pursuant to this Section 6.10. This Section 6.10 is subject at all times to the provisions set forth in Section 11.02.

Notwithstanding the foregoing, the Security Agent shall apply the proceeds of the Collateral as directed by the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents.

Section 6.11 Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Security Agent for any action taken or omitted by it as Trustee or as the Security Agent, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Security Agent, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or any suit by any Holder pursuant to Section 6.07.

Section 6.12 Restoration of Rights and Remedies. If the Trustee or the Security Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or the Security Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee, the Security Agent and the Holders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee, the Security Agent and the Holders shall continue as though no such proceeding had been instituted.

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Section 6.13 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or the Security Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver. No delay or omission of the Trustee or the Security Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or the Security Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15 Record Date. The Issuer may set a record date, which need not be the date provided in Section 316(c) of the Trust Indenture Act to the extent it would otherwise be applicable, for purposes of determining the identity of Holders entitled to vote on or to consent to any action by vote or consent authorized or permitted by Section 6.04 and 6.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

Section 6.16 Waiver of Stay or Extension Laws. The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee or to the Security Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article Seven
TRUSTEE AND SECURITY AGENT

Section 7.01 Duties of Trustee and the Security Agent. (a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee or the Security Agent has actual knowledge, the Trustee or the Security Agent shall exercise such of the rights and powers vested in it by this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement and any additional intercreditor agreement and the Security Documents, in each case on and subject to the terms thereof, and use the same degree of care and skill in their exercise of their rights and duties hereunder as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Subject to the provisions of Section 7.01(a), (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others, and the Security Agent undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be

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read into this Indenture against the Trustee and the Security Agent; and (ii) in the absence of bad faith on their part, the Trustee and the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Security Agent and conforming to the requirements of this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Security Agent, the Trustee or the Security Agent, as applicable, shall examine the same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Security Agent shall execute and deliver, if necessary, and act as beneficiary under, the Security Documents on behalf of the Holders under this Indenture, on and subject to the terms of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents. The Security Agent shall remit any proceeds recovered from enforcement of the Security Documents on and subject to the terms of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents; provided that all necessary approvals are obtained from each relevant jurisdiction in which the Collateral is located.

(d) Neither the Trustee nor the Security Agent shall be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee and the Security Agent shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee or the Security Agent unless it is proved that the Trustee or the Security Agent was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05;

(e) The Trustee, the Paying Agent and the Security Agent shall not be liable for interest on any money received by it except as the Trustee, the Paying Agent and the Security Agent may agree in writing with the Issuer or the Guarantors. Money held in trust by the Trustee, the Paying Agent or the Security Agent need not be segregated from other funds except to the extent required by law;

(f) No provision of this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents shall require the Trustee, the Paying Agent or the Security Agent to (i) expend or risk its own funds or (ii) otherwise incur liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it; and

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(g) Any provisions hereof, of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement or of the Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and the Trust Indenture Act.

Section 7.02 Certain Rights of Trustee and the Security Agent. (a) Subject to Section 7.01:

(i) the Trustee and the Security Agent may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by them to be genuine and to have been signed or presented by the proper person whether or not such document is addressed to it and regardless of any monetary or other cap or limitation of liability contained therein;

(ii) before the Trustee or the Security Agent act or refrain from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 12.03. Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee and the Security Agent may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by them hereunder;

(iv) neither the Trustee nor the Security Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee and the Security Agent security or indemnity satisfactory to them against the costs, expenses and liabilities that might be incurred by them in compliance with such request or direction;

(v) neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers;

(vi) whenever, in the administration of this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement or the Security Documents, the Trustee and the Security Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee and the Security Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on their part, rely upon an Officer’s Certificate;

(vii) neither the Trustee nor the Security Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, individually, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee or the Security Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney;

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(viii) the Trustee and the Security Agent shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) and may assume the Issuer and the Guarantors are complying with their covenants and obligations under this Indenture unless a Trust Officer has received written notice thereof and such notice clearly references the Notes and the Issuer or this Indenture;

(ix) neither the Trustee nor the Security Agent shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(x) in the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its discretion, may determine what action, if any, will be taken;

(xi) the permissive rights of the Trustee and the Security Agent to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

(xii) delivery of reports, information and documents to the Trustee under Section 4.17 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(xiii) the rights, privileges, protections, immunities and benefits given to each of the Trustee and the Security Agent in this Indenture, including, without limitation, its rights to be indemnified, are extended to, and will be enforceable by, the Trustee and the Security Agent in each of their capacities hereunder, by the Agents and by each agent, custodian and other Person employed to act hereunder;

(xiv) the Trustee and the Security Agent may consult with counsel, and the advice of such counsel or any Opinion of Counsel will, subject to Section 7.01(b), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(xv) the Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries in Article Four hereof;

(xvi) the Trustee and the Security Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes, but may, at their sole discretion, choose to do so;

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(xvii) in no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances; and

(xviii) neither the Trustee nor the Security Agent shall under any circumstances be liable for any punitive, special or consequential damages, or any consequential loss (including but not limited to loss of business, goodwill, opportunity or profit of any kind) of any person.

(b) The Trustee and the Security Agent may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or the titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded. Any Officer’s Certificate or Opinion of Counsel delivered to the Trustee must be in a form reasonably satisfactory to the Trustee.

(c) The Trustee and the Security Agent shall accept without investigation, requisition or objection such right and title as the Issuer and any Guarantor may have to any of the Collateral and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of the Issuer or any Guarantor to the Collateral or any part thereof, whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not, and shall have no responsibility for the validity, value or sufficiency of the Collateral.

(d) Without prejudice to the provisions hereof, the Trustee and the Security Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect thereof, or to require any other person to maintain any such insurance, and shall not be responsible for any loss, expense or liability which may be suffered as a result of any assets comprised in the Collateral being uninsured or inadequately insured.

(e) The Security Agent shall not be responsible for any loss, expense or liability occasioned to the Collateral, howsoever caused, by the Security Agent, or by any act or omission on the part of any other person (including any bank, broker, depositary, warehouseman or other intermediary, or by any clearing system or other operator thereof), or otherwise, unless such loss is occasioned by the willful misconduct or fraud of the Security Agent.

(f) Beyond the exercise hereunder of reasonable care in the custody thereof, the Security Agent shall have no duty or liability as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon, or as to preservation of rights against prior parties or any other rights pertaining thereto, and neither the Trustee nor the Security Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times, or otherwise perfecting or maintaining the priority, perfection or validity of any security interest in the Collateral. The Security Agent shall be deemed to have exercised

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reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Security Agent in good faith.

(g) No provision of this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents shall require the Trustee or the Security Agent to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(h) The Trustee shall not be accountable for the use or application by the Issuer or the proceeds therefrom or the use or application of any money received by any Paying Agent.

Section 7.03 Individual Rights of Trustee and the Security Agent. The Trustee, the Security Agent, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee or the Security Agent, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, the Security Agent, Paying Agent, Registrar or such other agent. The Trustee and the Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Issuer or any of its Affiliates or Subsidiaries as if it were not performing the duties specified herein, in the Intercreditor Agreement, in the RSA Intercreditor Agreement, in any additional intercreditor agreement and in the Security Documents, and may accept fees and other consideration from the Issuer for services in connection with this Indenture and otherwise without having to account for the same to the Trustee, to the Security Agent or to the Holders from time to time. However, the Trustee is subject to and shall at all times comply with Sections 310(b) and 311 of the Trust Indenture Act pursuant to which the Trustee shall resign if it acquires and does not eliminate a conflicting interest as defined therein; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are satisfied. To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to securities of more than one series or by virtue of being a trustee or successor trustee under this Indenture and under the indenture under which the Super Senior Notes were issued. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

Section 7.04 Disclaimer of Trustee and Security Agent. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee and the Security Agent make no representations as to the validity or sufficiency of this Indenture, the Notes or the Security Documents, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes, and the Security Agent represents that it is duly authorized to execute and deliver this Indenture and the Security Documents. The Trustee and the Security Agent shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, nor shall they be

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responsible for the use or application of any money received by any Paying Agent other than the Trustee and the Security Agent, respectively. The Security Agent shall not, nor shall any receiver appointed by or any agent of the Security Agent, by reason of taking possession of any Collateral or any part thereof or any other reason or on any basis whatsoever, be liable to account for anything except actual receipts, or be liable for any loss or damage arising from a realization of the Collateral or any part thereof or from any act, default or omission in relation to the Collateral or any part thereof or from any exercise or non-exercise by it of any power, authority or discretion conferred upon it in relation to the Collateral or any part thereof unless such loss or damage shall be caused by its own fraud or negligence. The Security Agent shall not have any responsibility or liability arising from the fact that the Collateral may be held in safe custody by a custodian. The Trustee and the Security Agent assume no responsibility for the validity, sufficiency or enforceability (which the Trustee and the Security Agent have not investigated) of the Collateral purported to be created by any supplemental indenture or other document. In addition, the Trustee and the Security Agent has no duty to monitor the performance by the Issuer and the Guarantors of their obligations to the Security Agent, nor is it obliged (unless indemnified to its satisfaction) to take any other action which may involve the Security Agent in any personal liability or expense.

Section 7.05 Compensation and Indemnity. The Issuer, and the Guarantors, jointly and severally, shall pay to the Trustee and the Security Agent such compensation as shall be agreed in writing for their services hereunder. The Trustee’s and the Security Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, and the Guarantors, jointly and severally, shall reimburse the Trustee and the Security Agent promptly upon request for all properly incurred disbursements, advances or expenses incurred or made by them, including costs of collection, in addition to the compensation for their services. Such expenses shall include the properly incurred compensation, disbursements, advances and expenses of the Trustee’s and the Security Agent’s agents and counsel.

The Issuer, and the Guarantors, jointly and severally, shall indemnify the Trustee and the Security Agent against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by either of them without willful misconduct or negligence on their part arising out of or in connection with the administration of this trust and the performance of their duties hereunder (including the costs and expenses of enforcing this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents against the Issuer and the Guarantors (including this Section 7.05) and defending themselves against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of their powers and duties hereunder). The Trustee and the Security Agent shall notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee or the Security Agent to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall, at the sole discretion of the Trustee or the Security Agent, as applicable, defend the claim, and the Trustee and the Security Agent shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the Trustee and the Security Agent may at their option have separate counsel of their own choosing, and the Issuer shall pay the reasonably incurred fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the

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Security Agent through the Trustee’s or the Security Agent’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 7.05, the Trustee and the Security Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Security Agent, in their capacity as Trustee and the Security Agent, except money or property, including any proceeds from the sale of Collateral, held in trust to pay principal of, premium, if any, additional amounts, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When either the Trustee or the Security Agent incurs expenses after the occurrence of a Default specified in Section 6.01(a)(xi) or (xii) with respect to the Issuer, the Guarantors or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer’s and any Guarantor’s obligations under this Section 7.05 and any claim or Lien arising hereunder shall survive the resignation or removal of any Trustee and the Security Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

As provided in Section 7.02(a)(xiii), the Agents shall have the benefit of this Section.

Section 7.06 Replacement of Trustee or Security Agent. Subject to the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents in the case of the Security Agent, a resignation or removal of the Trustee and the Security Agent and appointment of a successor Trustee and a successor Security Agent shall become effective only upon the successor Trustee’s and the successor Security Agent’s acceptance of appointment as provided in this Section 7.06.

The Trustee and, subject to the appointment and acceptance of a successor Security Agent as provided in this Section and in the last paragraph of this Section 7.06, the Security Agent may resign at any time without giving a reason by so notifying the Issuer. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee and the Security Agent by so notifying the Trustee, the Security Agent and the Issuer. The Issuer shall remove the Trustee or the Security Agent if:

(a) the Trustee or the Security Agent fails to comply with Section 7.09;

(b) the Trustee or the Security Agent is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or the Security Agent or their property; or

(d) the Trustee or the Security Agent otherwise becomes incapable of acting.

If the Trustee or the Security Agent resigns or is removed, or if a vacancy exists in the office of the Trustee or the Security Agent for any reason, the Issuer shall promptly appoint a successor Trustee or a successor Security Agent, as the case may be. Within one year after

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the successor Trustee or Security Agent takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee or Security Agent to replace the successor Trustee or Security Agent appointed by the Issuer. If the successor Trustee or Security Agent appointed in such instance does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.06 within 30 days after the retiring Trustee or Security Agent resigns or is removed, the retiring Trustee or Security Agent, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee or Security Agent.

A successor Trustee or Security Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Security Agent, as the case may be, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or Security Agent shall become effective, and the successor Trustee or Security Agent shall have all the rights, powers and duties of the Trustee or the Security Agent under this Indenture. The successor Trustee or Security Agent shall mail a notice of its succession to Holders. The retiring Trustee or Security Agent shall promptly transfer all property held by it as Trustee or Security Agent to the successor Trustee or Security Agent; provided that all sums owing to the Trustee or Security Agent hereunder have been paid and subject to the Lien provided for in Section 7.05.

If a successor Trustee or Security Agent does not take office within 60 days after the retiring Trustee or Security Agent resigns or is removed, the retiring Trustee or Security Agent, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Security Agent at the expense of the Issuer. The retiring Trustee or Security Agent may appoint a successor Trustee or Security Agent at any time prior to the date on which a successor Trustee or Security Agent takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

If the Trustee or the Security Agent fails to comply with Section 7.09, any Holder who satisfies the requirements of Section 310(b) of the Trust Indenture Act may petition any court of competent jurisdiction for the removal of the Trustee or the Security Agent and the appointment of a successor Trustee or Security Agent.

In addition to the foregoing and notwithstanding any provision to the contrary, any resignation, removal or replacement of the Security Agent pursuant to this Section 7.06 shall not be effective until (a) a successor to the Security Agent has agreed to act under the terms of this Indenture and (b) all of the Security Interests in the Collateral have been transferred to such successor. Any replacement or successor Security Agent shall be a bank with an office in New York, New York or London, England, or an Affiliate of any such bank. Upon acceptance of its appointment as Security Agent hereunder by a replacement or successor, such replacement or successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Agent hereunder, and the retiring Security Agent shall be discharged from its duties and obligations hereunder.

Notwithstanding the replacement of the Trustee or the Security Agent pursuant to this Section 7.06, the Issuer’s and the Guarantors’ obligations under Section 7.05 shall continue for the benefit of the retiring Trustee or Security Agent.

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Section 7.07 Successor Trustee or Security Agent by Merger. Subject to the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents in the case of the Security Agent, any entity into which the Trustee or the Security Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Security Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee or the Security Agent shall be the successor of the Trustee or the Security Agent hereunder; provided such entity shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides that the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.08 Appointment of Security Agent and Supplemental Security Agents. (a) The parties hereto acknowledge and agree, and each Holder by accepting the Notes acknowledges and agrees, that the Issuer hereby appoints The Bank of New York Mellon, London Branch, to act as Security Agent hereunder, and The Bank of New York Mellon, London Branch, accepts such appointment. Each Holder, by accepting the Notes, authorizes and expressly directs the Trustee and the Security Agent on such Holder’s behalf to enter into the Intercreditor Agreement, the RSA Intercreditor Agreement and any additional intercreditor agreement, and, in the case of the Security Agent, the Security Documents and the Trustee and the Holders acknowledge that the Security Agent will be acting in respect to the Security Documents and the security granted thereunder on the terms outlined therein (which terms, in respect of the rights, delegations and protections of the Security Agent in the event of an inconsistency with the terms of this Indenture, will prevail), including, without limitation, Schedule 5 of the Intercreditor Agreement.

(b) The Security Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents or co-trustees appointed by it. The Security Agent and any such sub-agent or co-trustee may perform any of its duties and exercise any of its rights and powers through its affiliates. All of the provisions of this Indenture applicable to the Security Agent, including, without limitation, its rights to be indemnified, shall apply to and be enforceable by any such sub-agent and affiliates of a Security Agent and any such sub-agent or co-trustee. All references herein to a “Security Agent” shall include any such sub-agent or co-trustee and affiliates of a Security Agent or any such sub-agent or co-trustee.

(c) It is the purpose of this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement and the Security Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. Without limiting

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paragraph (a) of this Section, it is recognized that in case of litigation under, or enforcement of, this Indenture, the Intercreditor Agreement, the RSA Intercreditor Agreement or any of the Security Documents, or in case the Security Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the Security Documents or take any other action which may be desirable or necessary in connection therewith, the Security Agent is hereby authorized to appoint an additional individual or institution selected by the Security Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, Security Agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Security Agent” and collectively as “Supplemental Security Agents”).

(d) In the event that the Security Agent appoints a Supplemental Security Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Indenture or any of the Security Documents to be exercised by or vested in or conveyed to such Security Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Security Agent to the extent, and only to the extent, necessary to enable such Supplemental Security Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Security Documents and necessary to the exercise or performance thereof by such Supplemental Security Agent shall run to and be enforceable by either such Security Agent or such Supplemental Security Agent, and (ii) the provisions of this Indenture (and, in particular, this Article Seven) that refer to the Security Agent shall inure to the benefit of such Supplemental Security Agent, and all references therein to the Security Agent shall be deemed to be references to a Security Agent and/or such Supplemental Security Agent, as the context may require.

(e) Should any instrument in writing from the Issuer or any other obligor be required by any Supplemental Security Agent so appointed by the Security Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Issuer shall, or shall cause the Issuer and the relevant Guarantor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Security Agent. In case any Supplemental Security Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Security Agent, to the extent permitted by law, shall vest in and be exercised by the Security Agent until the appointment of a new Supplemental Security Agent.

Section 7.09 Eligibility; Disqualification. This Indenture shall always have a Trustee who satisfies the requirements of Section 310(a)(1) of the Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with, such obligor shall serve as trustee upon the Notes.

Section 7.10 Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on Default, or in case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein

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granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.10 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and Lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii) no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

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Section 7.11 Resignation of Agents.

(a) Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving to the Issuer and the Trustee and (except in the case of resignation of the Paying Agent) the Paying Agent 30 days’ written notice to that effect (waivable by the Issuer and the Trustee). Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 12.01. Such notice shall expire at least 30 days before or after any due date for payment in respect of the Notes.

(b) If any Agent gives notice of its resignation in accordance with this Section 7.11 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders, whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c) Upon its resignation becoming effective the Paying Agent shall forthwith transfer all moneys held by it hereunder to the successor Paying Agent or, if none, to the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all properly incurred expenses (including legal fees) in connection therewith.

Section 7.12 Electronic Communications. In no event shall the Trustee or any Agent be liable for any claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) arising to it from receiving or transmitting any data from the Issuer via any non-secure method of transmission or communication, including, without limitation, by facsimile or e-mail. The Issuer accepts that some methods of communication are not secure, and the Trustee and any Agent shall incur no liability for receiving instructions via any such non-secure method. Each of the Trustee and any Agent is authorized to comply with and rely on any such notice, instructions or other communications believed by it to have been sent by the Issuer or any other authorized person. The Issuer shall use all reasonable endeavors to ensure that instructions are complete and correct. Any instructions given by the Issuer to the Trustee or any Agent under this Indenture shall be conclusively deemed to be valid instructions from the Issuer to the Trustee or Agent, as applicable, for purposes of this Indenture..

Section 7.13 Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

Section 7.14 Reports by Trustee to Holders. To the extent required by Section 313(a) of the Trust Indenture Act, within 60 days after January 1 of each year commencing with January 1, 2016 and for as long as there are Notes outstanding under this Indenture, the Trustee shall mail to each Holder the Trustee’s report dated as of such date that

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complies with Section 313(a) of the Trust Indenture Act. The Trustee shall also comply with Sections 313(b), 313(c) and 313(d) of the Trust Indenture Act. A copy of such report at the time of its mailing to Holders shall be filed with the Commission, if required, and each stock exchange, if any, on which the Notes are listed.

Section 7.15 USA Patriot Act. The Issuer and the Guarantors acknowledge that in accordance with Section 326 of the USA Patriot Act, The Bank of New York Mellon, London Branch and The Bank of New York Mellon (Luxembourg) S.A. (together the “BNYM Entities”), like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer and the Guarantors undertake to provide the BNYM Entities with such information as it may request in order for the BNYM Entities to satisfy the requirements of the USA Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 7.16 Tax Compliance. In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to provide to the Trustee and the Paying Agent such information as is reasonably requested by the Trustee or Paying Agent so the Trustee and the Paying Agent can determine whether it has tax related obligations under Applicable Tax Law and (ii) that the Trustee and the Paying Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Tax Law for which the Trustee and the Paying Agent shall not have any liability. The terms of this Section 7.16 shall survive the termination of this Indenture.

Article Eight
DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01 Issuer’s Option to Effect Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time prior to the Stated Maturity of the Notes, by a resolution of its Board of Directors, at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02 Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the

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provisions set forth at Section 8.06 below, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith, (d) this Section 8.02 and (e) any other provision of this Indenture which expressly survives satisfaction and discharge. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercises its legal defeasance option, each Guarantor, if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

Section 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and Guarantors shall be released from their obligations under any covenant contained in Section 4.04 through 4.11, 4.13 through 4.15, 4.19 through Section 4.21 and clause (iii) of Section 5.01(b) with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that the Issuer may omit to comply with, and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04 Conditions to Defeasance. In order to exercise either legal defeasance or covenant defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited as trust funds in trust with the Trustee (or such other party as directed by the Trustee), for the benefit of the Holders, cash in Sterling, non-callable U.K. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest and any Additional Amounts, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of an election under Section 8.02, the Issuer shall have delivered to the Trustee (i) an Opinion of Counsel reasonably acceptable to the Trustee stating that (A) the U.S. Internal Revenue Service has either published a revenue ruling or issued to the Issuer a private letter ruling, or (B) since the date of this Indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred and (ii) an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or

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loss for tax purposes in the United Kingdom as a result of such legal defeasance and will be subject to tax in the United Kingdom on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(c) in the case of an election under Section 8.03, the Issuer shall have delivered to the Trustee (i) an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (ii) an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for tax purposes in the United Kingdom as a result of such covenant defeasance and will be subject to tax in the United Kingdom on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing (i) on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit) or, (ii) insofar as bankruptcy or insolvency events described in Section 6.01(a)(xi) and (xii) are concerned, at any time during the period ending on the 123rd day after the date of such deposit;

(e) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as defined in this Indenture and for purposes of the Trust Indenture Act with respect to any of the Issuer’s securities;

(f) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit) under, this Indenture or any material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(g) such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the country of the Issuer’s incorporation to the effect that after the 123rd day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and an Opinion of Counsel reasonably acceptable to the Trustee that the Trustee shall have a perfected security interest in such trust funds for the ratable benefit of the Holders;

(i) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors;

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(j) no event or condition shall exist that would prevent the Issuer from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 123rd day after the date of such deposit; and

(k) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

If the funds deposited with the Trustee to effect covenant defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and the Guarantors will remain liable for such payments.

Section 8.05 Satisfaction and Discharge of Indenture. This Indenture (and all Liens on Collateral created pursuant to the Security Documents) shall be discharged and shall cease to be of further effect (except as to surviving rights under Section 2.06) as to all Notes issued thereunder when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee (or such other party as directed by the Trustee) as funds in trust for such purpose an amount in Sterling or U.K. Government Securities sufficient (in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Issuer shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of Notes at Maturity or on the Redemption Date, as the case may be, and either:

(i) all Notes previously authenticated and delivered (other than lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (B) will become due and payable at Stated Maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee each stating that: (x) all conditions precedent to satisfaction and discharge have been satisfied and (y) such satisfaction and discharge will not result in a

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breach or violation of, or constitute a default under, this Indenture, the Security Documents or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

Section 8.06 Survival of Certain Obligations. Notwithstanding Section 8.01 and Section 8.03, any obligations of the Issuer and the Guarantors in Sections 2.02 through 2.14, 7.05 and 7.06 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantors in Section 7.05 and Section Section 8.10 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07 Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and the Guarantors’ obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08 Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in Sterling or U.K. Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited cash or U.K. Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09 Repayment to Issuer. Subject to Section 7.05 and Sections 8.01 through 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time, and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency and, (b) if and so long as the Notes are listed on the Official List of the Irish Stock Exchange and may be traded on the Global Exchange Market thereof, and the rules and regulations of such exchange so require, The Irish Times or another newspaper having a general circulation in Ireland, or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.10 Indemnity for Government Securities. The Issuer and the Guarantors jointly and severally, pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.K. Government Securities or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.K. Government Securities. This obligation shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

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Article Nine
AMENDMENTS AND WAIVERS

Section 9.01 Without Consent of Holders. (a) The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement this Indenture, any Guarantee or the Notes, and the Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Security Agent and copied to the Trustee), the Guarantors and the Security Agent, may modify, amend or supplement any Security Document, in each case without notice to or consent of any Holder:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants herein and in the Notes in accordance with Article Five;

(ii) to add to the covenants of the Issuer, any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, any Guarantor or any other obligor upon the Notes, as applicable, herein, in the Notes or in any Guarantees;

(iii) to cure any ambiguity, or to correct or supplement any provision herein, in the Notes or any Guarantees that may be defective or inconsistent with any other provision herein or in the Notes or any Guarantee or to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to release any Guarantor or Lien in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(v) to evidence and provide the acceptance of the appointment of a successor Trustee or Security Agent hereunder or under any Security Document;

(vi) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations hereunder, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(vii) to comply with any requirements of the Commission in connection with qualifying this Indenture under the Trust Indenture Act;

(viii) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in this Indenture; and

(ix) to the extent permitted under Section 4.18 and Section 4.19.

(b) The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Trustee and the Restricted Subsidiary being added as a Guarantor or other entity becoming a Guarantor under

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this Indenture, may supplement this Indenture to add a Guarantor or other guarantor under this Indenture, in each case without notice to or consent of any Holder.

(c) In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.

Section 9.02 With Consent of Holders. (a) Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01 (and subject to the terms of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents as applicable), the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(b) Without the consent of the Holders of 100% of the outstanding Notes, with respect to any such Notes held by a non-consenting Holder, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may:

(i) change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any such Note (or Additional Amounts or premium, if any) or the rate of, or change the time for payment of, interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as provided by the Notes and Article Three of this Indenture;

(v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(vi) make any change in the provision of this Indenture regarding withholding taxes that adversely affects the right of any Holder in any material respect or amends the terms of this Indenture in a way that would result in a loss of an exemption from any of the taxes described hereunder or an exemption from any obligation to withhold or deduct taxes so described hereunder unless the Issuer agrees to pay Additional Amounts, if any, in respect thereof;

(vii) amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.09 or the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.11 including, in each case, amending, changing or modifying any definitions related thereto;

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(viii) reduce the principal amount outstanding of such Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture;

(ix) modify any of the provisions of this Article Nine requiring the consent of Holders or any provisions herein relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(x) except as provided in Section 4.18, make any change to the Intercreditor Agreement (or any amended Intercreditor Agreement or replacement thereof), any additional intercreditor agreement or any provisions of this Indenture affecting the ranking of Notes or Guarantees, in each case in a manner that adversely affects the rights of the Holders, or directly or indirectly releases the Liens on all or substantially all the Collateral, except as permitted by this Indenture, the Intercreditor Agreement, any additional intercreditor agreement and the Security Documents;

(xi) make any change in Section 4.12 that adversely affects the rights of any Holder, or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described hereunder or an exemption from any obligation to withhold or deduct Taxes so described hereunder, unless the Issuer or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture;

(xii) release any security interest granted for the benefit of the Holders in the Collateral other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable additional intercreditor agreement or this Indenture;

(xiii) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture (including in accordance with Section 4.09) and the Intercreditor Agreement; or

(xiv) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the default that resulted from such acceleration as provided in Section 6.02(c)).

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

Section 9.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes, and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

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Section 9.04 Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 9.05 Payment for Consent. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of the relevant Indenture or Notes unless such consideration is offered to be paid and is paid to all relevant Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the relevant Indenture, to exclude Holders in any jurisdiction where (A) (i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would require the Issuer or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the U.S. federal securities laws and the laws of the European Union or its members states), which the Issuer in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction) or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 9.06 Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.01, setting forth in general terms the substance of such supplemental indenture or waiver. In addition, the Issuer shall inform any exchange on which the Notes are listed of any material amendment to this Indenture or any supplement hereto.

Section 9.07 Trustee to Sign Amendments, Etc. The Trustee or (subject to the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents) the Security Agent, as the case may be, shall execute any amendment, supplement or waiver authorized pursuant to and adopted in accordance with this Article Nine; provided that the Trustee or the Security Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or Security Agent’s, as the case may be, own rights, duties or immunities under this Indenture. The Trustee and the Security Agent shall be entitled to receive, if requested, an indemnity satisfactory to them and to receive, in addition to the materials specified in Section 12.02, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate, each stating that the execution of any amendment,

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supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

Section 9.08 Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the Trust Indenture Act.

Article Ten
GUARANTEE

Section 10.01 Guarantees. (a) Each Guarantor hereby fully and, subject to the limitations on effectiveness and enforceability set forth in Section 10.04, unconditionally guarantees, on a first priority (subject to Permitted Collateral Liens), senior secured, joint and several basis, in each case to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the Security Agent and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under each Guarantee will be made in Sterling.

(b) The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or an equitable discharge of a surety or guarantor (except payment in full); provided, that notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.04. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

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(c) The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Security Agent or any Holder in enforcing any rights under this Section 10.01.

(d) Each Guarantee of a Guarantor hereunder is on a parity with such Guarantor’s guarantee of the Super Senior Notes, as provided in the Intercreditor Agreement.

Section 10.02 Subrogation. (a) Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders, the Security Agent, and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.02, subject to Sections 10.01(c) and 10.01(d) above.

Section 10.03 Release of Guarantees. A Guarantor’s Guarantee (and any Guarantee provided pursuant to Section 4.13) shall be automatically and unconditionally released and the Guarantor that granted such Guarantee shall be automatically and unconditionally released from its obligations and liabilities thereunder and hereunder:

(a) upon any sale or disposition of (i) Capital Stock of a Guarantor following which such Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the properties and assets of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer, a Restricted Subsidiary or any Affiliate of the Issuer and that complies with Section 4.09 and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or disposition;

(b) upon the designation of such Guarantor as an Unrestricted Subsidiary;

(c) upon legal defeasance under Section 8.02, covenant defeasance under Section 8.03 or satisfaction and discharge under Section 8.05, except as to those obligations which expressly survive any satisfaction and discharge;

(d) in the circumstances set forth in Section 5.01(b);

(e) as allowed by Article Nine;

(f) in accordance with the Intercreditor Agreement or any additional intercreditor agreement; and

(g) in connection with any redress liability management exercise pursuant to clause (xiv) of the definition of Asset Sales or clause (q) of the definition of Permitted Investments.

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Each Guarantor agrees, and each Holder by accepting a Note agrees, that the provisions of this Section 10.03 are for the benefit of and enforceable by the holders of such Guarantor.

Section 10.04 Limitation and Effectiveness of Guarantees. (a) Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

(b) The Guarantee does not apply to any liability to the extent that it would result in the Guarantee constituting unlawful financial assistance within the meaning of Sections 678 and 679 of the Companies Act 2006 of England and Wales (or any successor provision) and, with respect to any additional Guarantor, is subject to any limitations set out in the accession agreement applicable to such additional Guarantor.

Section 10.05 Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

Section 10.06 Successors and Assigns. This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.07 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

Section 10.08 Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.09 Waiver of Jersey Law Procedural Rights. Without prejudice to the generality of any waiver granted in any Security Document, each Guarantor incorporated under the laws of Jersey irrevocably and unconditionally abandons and waives any right which it may have at any time under the laws of Jersey (i) whether by virtue of the droit de discussion or otherwise to require that recourse be had to assets of any other person before any claim is enforced against it in respect of the obligations or liabilities assumed by it

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under this Indenture or any Security Document; and (ii) whether by virtue of the droit de division or otherwise to require that any liability under this Indenture or any Security Document be divided or apportioned with any other Person or reduced in any manner whatsoever.

Section 10.10 TIG Midco Limited Guarantee. Notwithstanding any other provision in this Indenture, it is expressly agreed and understood that:

(a) the sole recourse to TIG Midco Limited as Guarantor under this Indenture is to TIG Midco Limited’s interest in the charged property and assigned contracts under the share charge and the deed of assignment, each dated as of the Issue Date and each between TIG Midco Limited and The Bank of New York Mellon, London Branch, as Security Agent (the “Pledged Issuer Shares and Loans”); and

(b) the liability of TIG Midco Limited pursuant to or otherwise in connection with this Indenture shall be:

(i) limited in aggregate to an amount equal to that recovered as a result of enforcement action under the Security Documents with respect to the Pledged Issuer Shares and Loans; and

(ii) satisfied only from the proceeds of sale or other disposal or realisation of the Pledged Issuer Shares and Loans pursuant to this indenture and the Security Documents.

Article Eleven
SECURITY

Section 11.01 Security; Security Documents. (a) The due and punctual payment of the principal of, interest on and Additional Amounts, if any, on the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and Guarantees and performance of all other obligations under this Indenture, shall be secured as provided in the Security Documents. The Trustee, the Security Agent, the Issuer and the Guarantors hereby agree that, subject to Permitted Collateral Liens, the Security Agent shall hold the Collateral in trust for the benefit of the Trustee and all of the Holders pursuant to the terms of the Security Documents, and shall act as mortgagee or security holder under all mortgages or standard securities, as beneficiary under all deeds of trust and as secured party under the applicable security agreements.

(b) Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Security Agent to perform its respective obligations and exercise its rights thereunder in accordance therewith.

(c) The Trustee, the Security Agent and each Holder, by accepting the Notes and the Guarantees, acknowledge that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of the

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Trustee and all the Holders under the Security Documents, and that the Lien of this Indenture and the Security Documents in respect of the Security Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

(d) Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, the Notes, the Guarantees or any other instrument governing, evidencing or relating to any Debt; (ii) the time, order or method of attachment of any Liens; (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral; (iv) the time of taking possession or control over any Collateral; or (v) the rules for determining priority under any law of any relevant jurisdiction governing relative priorities of secured creditors:

(i) the Liens will rank equally and ratably with all valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and Guarantees; and

(ii) all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in the Security Documents.

Section 11.02 Authorization of Actions to be Taken by the Security Agent Under the Security Documents. The Security Agent shall be the representative on behalf of the Holders and, subject to the Intercreditor Agreement, the RSA Intercreditor Agreement, and any additional intercreditor agreement, shall act upon the written direction of the Trustee (in turn, acting on written direction of the Holders) with regard to all voting, consent and other rights granted to the Trustee and the Holders under the Security Documents. Subject to the provisions of the Security Documents (including the Intercreditor Agreement and the RSA Intercreditor Agreement and any additional intercreditor agreement), the Security Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Security Documents and (b) receive any and all amounts payable from the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder. Subject to the provisions of the Security Documents, if an Event of Default has occurred and is continuing, the Security Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts of impairment that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Security Agent (after consultation with the Trustee, where appropriate) may deem reasonably expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Security Agent). The Security Agent is hereby irrevocably authorized by each Holder of the Notes to effect any release of Liens or Collateral contemplated by Section 11.04 hereof or by the terms of the Security Documents.

Section 11.03 Authorization of Receipt of Funds by the Security Agent Under the Security Documents. The Security Agent is authorized to receive and distribute any funds for the benefit of the Holders under the Security Documents, and to make

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further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

Section 11.04 Release of the Collateral. (a) Upon (i) confirmation in writing from the Trustee of the full and final payment and performance of all obligations under this Indenture and the Notes; (ii) confirmation in writing from the Trustee of the surrender of all outstanding Notes issued under this Indenture to the Trustee for cancellation; (iii) the release of the Collateral in accordance with the terms of this Section 11.04 and the terms of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents (which terms, in the event of an inconsistency with the terms of this Indenture, will prevail); or (iv) any other release of the Collateral as security for obligations of the Issuer or a Guarantor under this Indenture, the Security Agent shall disclaim and give up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and shall no longer be deemed to hold the Lien in the Collateral for the benefit of the Holders.

(b) Liens granted by a Guarantor (and the Liens, if any, over the Capital Stock of such Guarantor) will be automatically and unconditionally released (and, upon request of the Issuer or any Guarantor, the Security Agent shall (without notice to, or vote or consent of, any Holder but with notice to the Trustee) take such actions, at the direction of the Issuer, as shall be required to release such Liens):

(i) upon any sale or disposition of (A) Capital Stock of a Guarantor following which such Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the properties and assets of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer, a Restricted Subsidiary or any Affiliate of the Issuer and that complies with Section 4.09;

(ii) in connection with certain enforcement actions taken in accordance with the terms of the Intercreditor Agreement and the RSA Intercreditor Agreement and any additional intercreditor agreement;

(iii) in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of the property, assets and Capital Stock of such Guarantor;

(iv) upon the designation of such Guarantor as an Unrestricted Subsidiary;

(v) in a transaction that complies with Article Five;

(vi) as described under the last paragraph of Section 4.07; and

(vii) in connection with any redress liability management exercise pursuant to clause (xiv) of the definition Asset Sales or clause (q) of the definition Permitted Investment.

(c) Upon request of the Issuer or any Guarantor, in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture (including, without limitation, Section 4.09, 4.11, and 4.13 hereof), the Security Agent shall (without notice to, or vote or consent of, any Holder

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but with notice to the Trustee) take such actions, at the direction of the Issuer, as shall be required (as more particularly described in paragraph (e) of this Section) to release its Security Interest in any Collateral being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture and the Security Documents, the Trustee and the Security Agent shall receive full payment therefor from the Issuer for any costs incurred thereby.

(d) Any release of Collateral made in compliance with this Section 11.04 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of the provisions of this Indenture or the Security Documents.

(e) In the event that the Issuer or any Guarantor seeks to release Collateral, the Issuer or such Guarantor shall deliver an Officer’s Certificate (upon which the Trustee and Security Agent shall conclusively rely in connection with such release) to the Trustee and the Security Agent setting forth that the specified release complies with the terms of this Indenture. Upon receipt of the Officer’s Certificate and if so requested by the Issuer or such Guarantor, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture.

Section 11.05 Recording and Opinions. (a) Subject to Section 4.18 and Section 11.04, as required by the provisions of the Security Documents, the Issuer shall take all action required to perfect, maintain, preserve and protect the Lien on and security interest in the Collateral granted by the Security Documents (subject only to Permitted Liens) in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture and the Security Documents to all property comprising the Collateral. The Issuer shall from time to time promptly pay all financing statement, continuation statement and registration and/or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance required hereunder or pursuant to the Security Documents. The Trustee and the Security Agent shall have no obligation to, nor shall they be responsible for any failure to, so register, file or record.

(b) The Issuer shall furnish to the Trustee within three months after each anniversary of the Issue Date an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken (and stating what actions, if any, are necessary to be taken within the next calendar year) with respect to the recording, registering, filing, re-recording, re-registering and refiling of this Indenture and the Security Documents, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens intended to be created by the Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain such Liens.

Section 11.06 Certificates of the Issuer. To the extent applicable, the Issuer shall comply (or cause compliance) with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property or securities from the lien and security interests of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of the Security Documents. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be as an Officer’s Certificate except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be

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made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 11.07 Execution of Release by Security Agent. In the event that the Issuer wishes the Trustee to deliver written notice to the Security Agent requesting that the Security Agent execute a release of any Collateral from the lien of the Security Documents in accordance with this Indenture and the Security Documents, it shall furnish the Trustee an Officer’s Certificate complying with Section 12.03 certifying that all conditions precedent have been met and that no consent of the Holders is required, together with any documents required by Section 11.06 or any other provision of this Indenture, and deliver as required by this Indenture, an Opinion of Counsel to the effect that such accompanying documents constitute all the documents required by this Indenture and by Section 314(d) of the Trust Indenture Act or that no such documents are so required. Upon the receipt of such documents the Trustee shall deliver a written notice to the Security Agent requesting that it execute a release of the Collateral. The Trustee, however, shall have no duty to confirm the legality or validity of such documents, its sole duty being to certify that it has received such documentation which on its face conforms to Section 314(d) of the Trust Indenture Act.

Article Twelve
MISCELLANEOUS

Section 12.01 Notices. (a) Any notice or communication to the Issuer, the Guarantors or the Trustee shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

If to the Issuer:

TIG Finco plc
45 Ludgate Hill
London, United Kingdom EC4M 7JU

Facsimile: +4420 7398 2264
Attention: Scott Egan

With copies to:

Ropes and Gray International LLP

5 New Street Square

London, EC4A 3BF

Facsimile: +44 20 3122 1296
Attention: Mark Wesseldine

If to TIG Midco Limited:

TIG MidCo Limited

47 Esplanade, St Helier,
Jersey, JE1 0BD
United Kingdom

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Facsimile: +4420 7398 2264
Attention: Scott Egan

With copies to:

Ropes and Gray International LLP

5 New Street Square

London, EC4A 3BF

Facsimile: +44 20 3122 1296
Attention: Mark Wesseldine

If to the Trustee, Security Agent, Paying Agent and Transfer Agent:

The Bank of New York Mellon, London Branch
One Canada Square London, E14 5AL
United Kingdom
Facsimile: +44 (0)20 7964 4637
Attention: Manager, Trustee Administration
Email: TRUSTEE.ADMIN@bnymellon.com

If to the Registrar:

The Bank of New York Mellon (Luxembourg) SA

Vertigo Building – Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Facsimile: +352(0) 2452 4204

Attention: Structured Products Services

Email: LUXMB_SPS@nymellon.com

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Notices to the Holders regarding the Notes shall be:

(i) published (A) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency and, in all cases, (B) if and so long as the Notes are listed on the Official List of the Irish Stock Exchange and may be traded on the Global Exchange Market thereof and the rules and regulations of such exchange so require, The Irish Times or another newspaper having a general circulation in Ireland;

(ii) in the case of certificated Notes, mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar; and

(iii) any reports prepared in accordance with Section 7.14 shall be transmitted in accordance with Section 313(c) of the Trust Indenture Act.

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Notices given by first-class mail shall be deemed given five calendar days after mailing, and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect therein shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) If and so long as the Notes are listed on any securities exchange instead of or in addition to the Irish Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d) If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 12.01(b) above, shall also be given by delivery of the relevant notice to Euroclear and Clearstream for communication.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 12.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with; and

(c) to the extent required to comply with Section 314(c) of the Trust Indenture Act, a certificate or opinion by an accountant that complies with such section.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based is erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of

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Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based is erroneous.

Section 12.03 Statements Required in Certificate or Opinion. Every certificate (other than one delivered pursuant to Section 314(a)(4) of the Trust Indenture Act) or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 12.04 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.05 Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 12.06 Governing Law. THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

Section 12.07 Jurisdiction. The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Security Agent or the Trustee arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture, the Guarantees, the Notes or the Security Documents, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts, whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as

113

the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, is subject by a suit upon such judgment; provided that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Issuer and the Guarantors has appointed Corporation Services Company, with offices on the date hereof at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, or any successor, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantees, the Notes or the Security Documents or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder, the Security Agent or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted by any Holder, the Security Agent or the Trustee in any other court of competent jurisdiction.

Section 12.08 No Recourse Against Others. A director, officer, employee, incorporator, member or shareholder of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

Section 12.09 Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.10 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 12.11 Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.12 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13 Currency Indemnity. The sole currency of account and payment for all sums payable under the Notes, the Guarantees and this Indenture is Sterling. Any amount received or recovered in respect of the Notes or the Guarantees in a currency

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other than Sterling in respect of the Notes, the Guarantees or the Indenture (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) by the Trustee, the Security Agent, the Paying Agent or a Holder in respect of any sum expressed to be due to such parties from the Issuer or the Guarantors will constitute a discharge of their obligation only to the extent of the Sterling amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the Sterling amount to be recovered is less than the Sterling amount expressed to be due to the recipient under this Indenture or any Note or Guarantee, the Issuer or the Guarantors shall indemnify the recipient against the cost of making any further purchase of Sterling in an amount equal to such difference. For the purposes of this Section 12.13, it shall be sufficient for such party to certify that it would have suffered a loss had the actual purchase of Sterling been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Sterling on that date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law: (a) constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations; (b) give rise to a separate and independent cause of action; (c) apply irrespective of any waiver granted by the Security Agent or the Trustee; and (d) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, any Note or Guarantee or any other judgment or order.

Section 12.14 Communication by Holders with other Holders. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 12.15 Prescription. Claims against the Issuer or any Guarantor for payment of principal or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 12.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS INDENTURE AND ANY SUPPLEMENTAL INDENTURE (AND EACH HOLDER AND OWNER OF A BENEFICIAL INTEREST IN A NOTE BY ITS ACCEPTANCE OF A NOTE OR A BENEFICIAL INTEREST THEREIN, WILL BE DEEMED TO) IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE AND ANY SUPPLEMENTAL INDENTURE AND FOR ANY COUNTERCLAIM RELATING THERETO.

Section 12.17 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

Dated:          , 2015

TIG Finco plc as Issuer

By:
Name:
Title:

TIG Midco Limited as a limited Guarantor under Article 10 only

By:
Name:
Title:

Signature Page – Senior Secured Indenture

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Security Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Paying Agent and Transfer Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A. as Registrar

By:
Name:
Title:

Signature Page – Senior Secured Indenture

Exhibit A

FORM OF NOTES

[FORM OF FACE OF NOTE]

TIG FINCO PLC

If Unrestricted Global Note – Common Code [•]/ISIN Number [•]

If Regulation S Global Note – Common Code [•]/ISIN Number [•]

If Restricted Global Note – Common Code [•]/ISIN Number [•]

[Include if Global Note — [UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED AS NOMINEE FOR THE BANK OF NEW YORK MELLON, LONDON BRANCH (THE “COMMON DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK MELLON, AS COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK MELLON, HAS AN INTEREST HEREIN.]

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE COMMON DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]

[Include if Regulation S Note or 144A Note — THIS SECURITY HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

A-1

TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, WHICH IS [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF THE REGULATION S)] [IN THE CASE OF RESTRICTED NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)], ONLY (A) TO THE ISSUER OR THE GUARANTORS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.]

[INSERT OID LEGEND IF APPLICABLE]

A-2

FIXED RATE SENIOR SECURED NOTE DUE 2020

TIG Finco plc, a public limited company incorporated under the laws of England and Wales, for value received, promises to pay to [The Bank of New York Depository (Nominees) Limited] or its registered assigns the principal sum as indicated on the Security Register (as defined in the Indenture referred to on the reverse hereof) on [●].

From [●] or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at a rate per annum equal to 8.750%, and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2015, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding May 1 and November 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

A-3

IN WITNESS WHEREOF, TIG Finco plc has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated: [●]

TIG FINCO PLC

By:
Name:
	Title:	Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Indenture.

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

By:
Authorized Officer
A-4

[FORM OF REVERSE SIDE OF NOTE]

8.75% Senior Secured Note Due 2020

1. Interest.

TIG Finco plc, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received, promises to pay interest on the principal amount of this Note from [•], at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and interest and Additional Amounts and premium, if any, will accrue at a rate of 9.75%, to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2. Additional Amounts.

(a) All payments that the Issuer makes under or with respect to this Note or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction in which the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on this Note or by or within any political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or a Guarantor (or any Agent on its behalf) is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to this Note or any Guarantee, the Issuer or the Guarantor, as the case may be, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) Neither the Issuer nor any Guarantor shall, however, pay Additional Amounts in respect or on account of:

(i) any Taxes, which would not have been imposed by the Relevant Taxing Jurisdiction in which such Taxes are imposed but for the Holder or beneficial owner of this Note being or having been a citizen, resident or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein or having any other present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of this Note, or by reason of the receipt of any payments in respect of any Note or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii) any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of this Note, following the Issuer’s written request, to

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comply with any certification, identification, information or other reporting requirements (to the extent such Holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner, as appropriate, is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(iv) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to this Note or any Guarantee;

(v) any Tax imposed on or with respect to any payment by the Issuer or the Guarantor to the Holder if such Holder is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(vi) any Tax that is imposed on or with respect to a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(vii) any Taxes that were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC, European Council Directive 2014/14/EU or any other Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any subsequent Council meeting amending or supplementing those conclusions or any law implementing or complying with, or introduced in order to conform to, any such Directive; or

(ix) any combination of any of the above.

In addition, any amounts to be paid on this Note will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

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Such Additional Amounts also will not be payable where, had the beneficial owner of the Note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (i) to (ix) inclusive above.

(c) The Issuer and the Guarantors shall (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to this Note or any Guarantee is due and payable, if the Issuer or a Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to this Note or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee and the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer shall promptly publish a notice in accordance with Section 12.01 of the Indenture stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

In addition, the Issuer and the Guarantors, shall pay any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including, without limitation, interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of (i) the execution, issue, delivery or registration of this Note or any Guarantee or any other document or instrument referred to thereunder, or (ii) the receipt of any payments with respect to, or enforcement of, this Note or any Guarantee.

Upon written request, the Issuer or a Guarantor will furnish to the Trustee and the Paying Agent or a Holder as soon as possible following such request copies of tax receipts evidencing the payment by the Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 12.01 of the Indenture, in such form as provided in the normal course by the taxing authority imposing such Taxes and as may be reasonably available to the Issuer or the Guarantors. If, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, the Issuer or such Guarantor will provide the Trustee, the Paying Agent or such Holder with other evidence reasonably satisfactory to the Trustee, the Paying Agent or holder of such payments by the Issuer or Guarantor. If reasonably requested by the Trustee, the Issuer and (to the extent necessary) any Guarantors provide to the Trustee such information as may be in the possession of the Issuer and the Guarantors (and not otherwise in the possession of the Trustee) to enable the Trustee to determine the amount of any withholding Taxes attributable to any particular Holder(s); provided, however, that in no event shall the Issuer or any Guarantor be required to disclose any information that it reasonably deems to be confidential.

(e) Whenever the Indenture or this Notes refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to this or any other Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

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(f) The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or any jurisdiction from or through which such person makes any payment on this or any other Note (or any Guarantee) and any political subdivision or taxing authority or agency thereof or therein.

3. Method of Payment.

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in Sterling in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Unrestricted Global Note, the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Unrestricted Global Note, the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4. Paying Agent and Registrar.

Initially, The Bank of New York Mellon, London Branch, or one of its affiliates will act as Paying Agent and The Bank of New York Mellon (Luxembourg) S.A. will act as Registrar. The Issuer or any of its Affiliates may act as Paying Agent, Registrar or co- Registrar.

5. Indenture.

The Issuer issued this Note under an indenture dated as of April 2, 2015 (the “Indenture”), among, inter alios, the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) and The Bank of New York Mellon, London Branch, as Security Agent. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture imposes certain limitations on the Issuer, the Guarantors and their Affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Issuer and its subsidiaries, the sale of assets, transactions with and among Affiliates of the Issuer and the Restricted Subsidiaries, Change of Control and Liens.

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6. Optional Redemption.

At any time on or after the Issue Date, the Issuer may redeem all or part of this Note, upon not less than 30 days’ nor more than 60 days’ notice (which redemption and/or notice may be subject to the satisfaction of one or more conditions precedent), in amounts of £59,000 or integral multiples of £1 thereof at the following Redemption Prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period commencing on the Issue Date or the anniversary of the Issue Date, as applicable, of the years set forth below (subject to the right of Holders of record on a relevant Record Date prior to the Redemption Date to receive interest due on the relevant Interest Payment Date):

Year	Redemption Price

2015	104.000%
2016	102.000%
2017	101.000%
2018 and thereafter	100.000%

7. Redemption Upon Changes in Withholding Taxes.

This Note, the/any [Unrestricted Global Note] [Regulation S Global Note] [Restricted Global Note] and/or the [Unrestricted Global Note] [Regulation S Global Note] [Restricted Global Note] may also be redeemed together, in whole but not in part, at the election of the Issuer, upon not less than 30 nor more than 60 days’ notice which notice shall be irrevocable and given in accordance with the procedures described in Section 12.01 of the Indenture, at the Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest, if any to the Redemption Date if, as a result of (a) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which becomes effective on or after the date of the Indenture or (b) any change which becomes effective on or after the date of the Indenture in the official application, official administration, or official interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (a) and (b), a “Change in Tax Law”), the Issuer would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts (as described above in paragraph 2) with respect to the Relevant Taxing Jurisdiction, which the Issuer cannot avoid by the use of reasonable measures available to the Issuer, then the Issuer may, at its option, redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, which notice shall be given in accordance with the procedures of Section 12.01 of the Indenture, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of the redemption described in this paragraph, the Issuer will deliver to the Trustee and the Paying Agent: (a) an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s taking reasonable measures available to it; and (b) a written opinion of independent tax counsel to the Issuer of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuer has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion, delivered in compliance with clauses (a) and (b) above, as sufficient

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evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts if a payment in respect of this Note were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The foregoing provisions shall apply mutatis mutandis to any Guarantor (and the related Guarantee) to any successor person, after such successor person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to the Indenture.

8. Notice of Redemption.

The Issuer will publish a notice of any optional redemption of this Note described above in accordance with the provisions Section 12.01 of the Indenture. These notice provisions include a requirement to publish any such notice in a newspaper having general circulation in Ireland (which is expected to be The Irish Times) if and so long as such Notes are listed on the Official List of the Irish Stock Exchange and may be traded on the Global Exchange Market thereof and the rules of such exchange so require. The Issuer will inform any exchange on which this Super Senior Note is listed of the principal amount of this Note that have not been redeemed in connection with any optional redemption. If fewer than all the Notes are to be redeemed at any time, the Trustee will select the Notes by a method that complies with the requirements, as certified to the Trustee by the Issuer, of the principal securities exchange, if any, on which such Notes are listed at such time or, if such Notes are not listed on a securities exchange, pro rata, by lot or by such other method as is customary with the procedures of Euroclear or Clearstream, including the application of a “pool factor” to the nominal amount of each Note; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than £59,000. The Trustee shall not be liable for any selections made by it in accordance with this paragraph.

9. Repurchase at the Option of Holders.

If a Change of Control occurs at any time, the Issuer shall offer to purchase on the Change of Control Purchase Date all or any part (equal to £59,000 or an integral multiple of £1 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the rights of Holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date), provided, that the Issuer shall not be required to make a Change of Control Offer if, when a Change of Control occurs, it has given notice of its intention to redeem all of the Notes pursuant to Section 6.01, “Optional Redemption,” or Section 7.01, “Redemption Upon Changes in Withholding Taxes,” of this Note. The Issuer shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

When the aggregate amount of Excess Proceeds exceeds £25 million, the Issuer shall, within 20 Business Days thereafter, make an offer to purchase (an “Excess Proceeds Offer”)

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from all Holders and from the holders of any Pari Passu Debt (which, in the case of Excess Proceeds which constitute proceeds from the sale or other disposition of Collateral, were secured by a pari passu Lien on such Collateral), to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of £1) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder or by such other method as is customary with the procedures of Euroclear or Clearstream, including the application of a “pool factor” to the nominal amount of each Note). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

10. Denominations.

The Notes (including this Note) are in denominations of £59,000 and integral multiples of £1 in excess thereof of principal amount at maturity. The transfer of Notes (including this Note) may be registered, and Notes (including this Note) may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11. Unclaimed Money.

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, this Note or any other Note that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

12. Discharge and Defeasance.

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under this Note and each other Note, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee Sterling or U.K. Government Securities for the payment of principal and interest on this Note to redemption or maturity, as the case may be.

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13. Amendment, Supplement and Waiver.

(a) The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement the Indenture, any Guarantee or this Note and the Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Security Agent and copied to the Trustee), the Guarantors and the Security Agent may modify, amend or supplement any Security Document, in each case without notice to or consent of any Holder:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants herein and in this Note in accordance with Article Five;

(ii) to add to the covenants of the Issuer, any Guarantor or any other obligor upon this Note for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, any Guarantor, or any other obligor upon this Note, as applicable, herein, in the Indenture or in any Guarantees;

(iii) to cure any ambiguity, or to correct or supplement any provision herein, in the Indenture or any Guarantees that may be defective or inconsistent with any other provision herein or in the Indenture or any Guarantee or to make any other provisions with respect to matters or questions arising under the Indenture, this Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to release any Guarantor or Lien in accordance with and if permitted by the terms of and limitations set forth in the Indenture;

(v) to evidence and provide the acceptance of the appointment of a successor Trustee or Security Agent hereunder or under any Security Document;

(vi) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(vii) to comply with any requirements of the Commission in connection with qualifying this Indenture under the Trust Indenture Act; and

(viii) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in the Indenture.

The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Issuer, the Trustee and the Restricted Subsidiary being added as a Guarantor or other entity becoming a Guarantor under the Indenture may supplement the Indenture to add a Guarantor or other guarantor under the Indenture, in each case without notice to or consent of any Holder.

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In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.

(b) Except as provided in Section 9.02(b) and Section 6.04 of the Indenture and without prejudice to Section 9.01 of the Indenture (and subject to the terms of the Intercreditor Agreement, the RSA Intercreditor Agreement, any additional intercreditor agreement and the Security Documents, as applicable), the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Security Documents or this Note with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(c) Without the consent of the Holders of 100% of the outstanding Notes, with respect to any such Notes held by a non-consenting Holder, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 of the Indenture and an amendment, modification or supplement pursuant to Section 9.01 of the Indenture, may:

(i) change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as provided by the Notes and Article Three of the Indenture;

(v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(vi) make any change in the provision of the Indenture regarding withholding taxes that adversely affects the right of any Holder in any material respect or amends the terms of the Indenture in a way that would result in a loss of an exemption from any of the taxes described hereunder or an exemption from any obligation to withhold or deduct taxes so described hereunder unless the Issuer agrees to pay Additional Amounts, if any, in respect thereof;

(vii) amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.09 of the Indenture or the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.11 of the Indenture, including, in each case, amending, changing or modifying any definitions related thereto;

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(viii) reduce the principal amount outstanding of such Notes whose Holders must consent to any amendment, supplement or waiver of certain provisions of the Indenture;

(ix) modify any of the provisions of Article Nine of the Indenture requiring the consent of Holders or any provisions herein relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(x) except as provided in Section 4.18 of the Indenture, make any change to the Intercreditor Agreement (or any amended Intercreditor Agreement or replacement thereof), any additional intercreditor agreement or any provisions of the Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders or directly or indirectly release the Liens on the Collateral except as permitted by the Indenture, the Intercreditor Agreement, any additional intercreditor agreement and the Security Documents;

(xi) make any change in Section 4.12 of the Indenture that adversely affects the rights of any Holder, or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder, unless the Issuer or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture;

(xii) release any security interest granted for the benefit of the Note holders in the Collateral other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable additional intercreditor agreement or the Indenture;

(xiii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture (including in accordance with Section 4.09 of the Indenture) and the Intercreditor Agreement; or

(xiv) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the default that resulted from such acceleration as provided in Section 6.02(c) of the Indenture).

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

14. Defaults and Remedies.

This Note and the other Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in Section 6.01(a)(xi) or (xii) of the Indenture) occurs and is continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by

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written notice to the Issuer (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare this Note and the other Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in this Note and the other Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture, this Note, the other Notes or the Security Documents except as provided in the Indenture and subject to the Intercreditor Agreement and the RSA Intercreditor Agreement. The Trustee and the Security Agent may refuse to enforce the Indenture this Note or the other Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations under the Intercreditor Agreement and the RSA Intercreditor Agreement, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee and the Security Agent in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

15. Ranking.

This Note and the other Notes will be general obligations of the Issuer and will rank senior in right of payment to any and all of the Issuer’s existing and future Debt that is subordinated in right of payment to the Notes, rank equally in right of payment with all of the Issuer’s existing and future Debt that is not subordinated in right of payment to the Notes (except that in relation to the distribution of the proceeds of an enforcement of the Collateral, the Super Senior Liabilities will have contractual seniority to the Notes), rank effectively senior to any and all of the Issuer’s existing and future Debt that is unsecured, or secured by Liens junior to the Liens securing the Notes to the extent of the value of the Collateral securing the Notes, rank effectively equal with any and all of the Issuer’s existing and future indebtedness that is secured by a first priority Lien on the Collateral of the Issuer (except that in relation to the distribution of the proceeds of an enforcement of the Collateral, the Super Senior Liabilities will have contractual seniority to the Notes), and be structurally subordinated to all existing and future indebtedness of the Issuer’s Subsidiaries that do not provide Guarantees.

16. Security.

This Note and the other Notes will be secured by the Security Interests in the Collateral, subject to Permitted Collateral Liens. Reference is made to the Indenture for terms relating to such security, including the release, termination and discharge thereof. The Security Documents and the Collateral will be administered by the Security Agent (or in certain circumstances a sub-agent) pursuant to the Security Documents, including the Intercreditor Agreement and the RSA Intercreditor Agreement for the benefit of all Holders and holders of certain Debt permitted to be secured on the Collateral. The Issuer shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and the RSA Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein).

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17. Trustee Dealings with the Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

18. No Recourse Against Others.

A director, officer, employee, incorporator, member or shareholder, as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under this Note, the other Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for issuance of the Notes.

19. Authentication.

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21. ISIN and/or Common Code Numbers.

The Issuer may cause ISIN or Common Code numbers to be printed on the Notes, and if so the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed on the Notes.

22. Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint ___________________________________

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date: ___________________________________________

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

☐	to the Issuer or any Subsidiary; or

☐	pursuant to an effective registration statement under the Securities Act; or

☐	pursuant to and in compliance with Rule 144A under the Securities Act; or

☐	pursuant to and in compliance with Regulation S under the Securities Act; or

☐	pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor

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is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act who has received notice that such transfer is being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the Securities Act; and if box (5) is checked and the transfer does not exclusively involve an Unrestricted Global Note, the Registrar may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Signature: ________________________________

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature: ________________________

Date: _____________________

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)
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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or 4.11 of the Indenture, check the box: …

If the purchase is in part, indicate the portion (in denominations of £59,000 or any integral multiple of £1 in excess thereof) to be purchased:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature: ______________________________

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SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

Initial Principal Amount: [•]

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following Such Decrease/ Increase	Notation Made by or on Behalf of Registrar

A-20

Exhibit B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL
NOTE TO REGULATION S GLOBAL NOTE*

(Transfers pursuant to § 2.06(b)(ii) of the Indenture)

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom
Attn:      Manager, Trustee Administration

Re: Fixed Rate Senior Secured Notes due 2020 (the “Notes”)

Reference is hereby made to the Indenture dated as of April 2, 2015 (the “Indenture”) among, inter alios, TIG Finco plc, a public limited company incorporated under the laws of England, as Issuer, The Bank of New York Mellon, London Branch, as Trustee, and The Bank of New York Mellon, London Branch, as Security Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to £     aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (Common Code No. [ ]; ISIN No: [ ]) with the Common Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (Common Code No. [ ]; ISIN No. [ ]).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), does certify that:

(i) either (A) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S, and neither the Transferor nor any person acting on its behalf knows that the transaction was pre- arranged with a buyer in the United States;

(ii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person on their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(iv) the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate

B-1

solely by virtue of holding such position), or a person acting on behalf of any of the foregoing.

(b) with respect to transfers made in reliance on Rule 144, the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the Securities Act.

You, the Issuer, the Guarantors, the Trustee and the Registrar are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn: _____________________

*	If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.
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Exhibit C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE TO RESTRICTED GLOBAL NOTE.*

(Transfers pursuant to § 2.06(b)(iii) of the Indenture)

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom
Attn:     Manager, Trustee Administration

Re: Fixed Rate Senior Secured Notes due 2020 (the “Notes”)

Reference is hereby made to the Indenture dated as of April 2, 2015 (the “Indenture”) among, inter alios, TIG Finco plc, a public limited company incorporated under the laws of England, as Issuer, The Bank of New York Mellon, London Branch, as Trustee, and The Bank of New York Mellon, London Branch, as Security Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to £ aggregate principal amount of Notes that are held as a beneficial interest in the form of the Regulation S Global Note (Common Code No. [ ]; ISIN No: [ ]) with the Common Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Restricted Global Note (Common Code No. [ ]; ISIN No. [ ]).

In connection with such request, and in respect of such Note, the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐	the Transferor is relying on Rule 144A under the Securities Act for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a QIB as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

You, the Issuer, the Guarantors, the Trustee and the Registrar are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any

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interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn: _____________________

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Exhibit D

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE OR REGULATION S GLOBAL
NOTE TO UNRESTRICTED GLOBAL NOTE.*

(Transfers pursuant to § 2.06(b)(iv) of the Indenture)

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom
Attn: Manager, Trustee Administration

Re: Fixed Rate Senior Secured Notes due 2020 (the “Notes”)

Reference is hereby made to the Indenture dated as of April 2, 2015 (the “Indenture”) among, inter alios, TIG Finco plc, a public limited company incorporated under the laws of England, as Issuer, The Bank of New York Mellon, London Branch, as Trustee, and The Bank of New York Mellon, London Branch, as Security Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to £ aggregate principal amount of Notes that are held as a beneficial interest in the form of the [Restricted Global Note][Regulation S Global Note] (Common Code No. [ ]; ISIN No: [ ]) with the Common Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Unrestricted Global Note (Common Code No. [ ]; ISIN No. [ ]).

In connection with such request, and in respect of such Note, the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that in connection with the transfer of the Transferor’s beneficial interest in a Restricted Global Note or a Regulation S Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Transferor hereby certifies (i) the beneficial interest is being acquired for the Transferor’s own account without transfer, (ii) such transfer has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Global Notes are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

You, the Issuer, the Guarantors, the Trustee and the Registrar are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]
D-1

By:
Name:
Title:

Date:

cc:

Attn:

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Exhibit E

FORM OF SOLVENCY CERTIFICATE

This solvency certificate (this “Certificate”) is delivered by TIG Finco plc (the “Company”) in connection with the Indenture dated as of April 2, 2015 (the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among the Company, the Guarantors. The Bank of New York Mellon, London Branch, as Trustee, The Bank of New York Mellon, London Branch, as Paying Agent and Transfer Agent, The Bank of New York Mellon (Luxembourg) S.A., as Registrar, and The Bank of New York Mellon, London Branch, as Security Agents. I hereby certify as follows in my capacity as [Director]/[Chief Financial Officer] of the Company, and not individually and without personal liability:

I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Director]/[Chief Financial Officer] of the Company. In such capacity I have responsibility for the overall management of the financial affairs of the Company and the preparation of the financial statements of the Company. I am familiar with the properties, business, assets and liabilities of the Company and their current business plans. I am authorized to execute this Certificate on behalf of the Company and its Restricted Subsidiaries, taken as a whole on a consolidated basis.

I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Company and its Restricted Subsidiary for the purpose of discussing the meaning of its contents.

In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein. Specifically, I have relied on historical information, revenues, expenses and other data supplied by the Company’s supervisory personnel directly responsible for the various functions involved. To the best of my knowledge, the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof.

To the best of my knowledge, as of the date hereof: (a) the Company or any of its Restricted Subsidiaries has not been served with any summons or other notice in respect of any litigation or other proceeding pending or threatened against or affecting the Company or its Restricted Subsidiaries or any of its properties or assets, which, if determined adversely to the Company, would have a materially adverse effect on the businesses, operations, properties, assets, or condition (financial or otherwise) of the Company and its Restricted Subsidiaries on a consolidated basis; and (b) the Company or any of its Restricted Subsidiaries is not in default with respect to any order, writ, injunction, decree, or demand of any court or other governmental or regulatory authority by which the Company or any of its Restricted Subsidiaries is currently bound.

Based on the foregoing, on behalf of the Company and its Restricted Subsidiaries, taken as a whole on a consolidated basis, I have reached the following conclusions:

(a) As of the date hereof, after the incurrence of the Permitted Collateral Lien:

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(i) the fair value of the assets of the Company and its Restricted Subsidiaries, taken as a whole on a consolidated basis, are in excess of the total amount of its debts and other liabilities (including, without limitation, contingent and prospective liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);

(ii) the present fair salable value of the assets of the Company and its Restricted Subsidiaries, taken as a whole on a consolidated basis, is greater than its probable total liability on its existing debts as such debts become absolute and matured; and

(iii) the Company and each of its Restricted Subsidiaries is able to pay its debts as they fall due and has not (a) been deemed or declared to be unable to pay its debts under applicable law, (b) suspended or threatened to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, or (c) commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b) Neither the Company nor its Restricted Subsidiaries is subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, compromise agreement or assignment with any creditor of the Company, reprieve from payment, controlled management, claims of fraudulent conveyance that would reasonably be expected to result in a judgment that the Company would be unable to satisfy, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.

(c) The Company and each of its Restricted Subsidiaries is not, on the date hereof and will, as a result of its incurrence of the Permitted Collateral Lien, not be in a state of cessation of payments.

(d) No application has been made by the Company or any of its Restricted Subsidiaries or, as far as the Company is aware, by any other person for the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or similar officer pursuant to any insolvency or similar proceedings.

(e) No application has been made by the Company or any of its Restricted Subsidiaries for a voluntary winding-up or liquidation nor has, as far as the Company is aware, any judicial winding-up or liquidation been commenced or initiated against the Company or any of its Restricted Subsidiaries nor has, as far as the Company is aware, any suspension of payments, moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or any of its Restricted Subsidiaries been initiated against the Company or its Restricted Subsidiaries, as relevant.

(f) No corporate action, legal proceedings or other procedure or step has been taken in relation to any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Company or any of its Restricted Subsidiaries.

“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions

E-2

by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

In reaching the conclusions set forth in this Certificate the undersigned has considered, among other things:

(i) the fair salable value of the real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, and all other property of the Company and its Restricted Subsidiaries, real, personal and mixed, tangible and intangible;

(ii) all indebtedness of the Company and its Restricted Subsidiaries known to the undersigned and among other things, any claims arising out of pending or threatened litigation against the Company or any of its Restricted Subsidiaries;

(iii) historical and anticipated growth in the sales volume of the Company and its Restricted Subsidiaries;

(iv) the customary terms of trade payables of the Company and its Restricted Subsidiaries; and

(v) other financial information available and known to the undersigned relating to any matters addressed herein.

None of the Company, or any of its Restricted Subsidiaries intends, in incurring the Permitted Collateral Lien or in incurring (by way of assumption or otherwise) any related obligations or liabilities (contingent or otherwise), to disturb, delay, hinder or defraud either present or future creditors or other Persons to which the Company or any of their Subsidiaries is or are intended to become, on or after the date hereon, indebted.

****

E-3

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company and its Restricted Subsidiaries in my capacity as [Director]/[Chief Financial Officer] of the Company (but not individually) as of [Date] and have no personal liability hereunder.

[Company Name]

By:
Name:
Title:
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